As filed with the Securities and Exchange Commission on December 27, 2000.
                                File No. 33-38066

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         POST EFFECTIVE AMENDMENT NO. 13
                                       TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             SBM CERTIFICATE COMPANY
           (Formerly SBM Certificate Company, a Minnesota corporation)
               (Exact name of registrant as specified in charter)

                                    Maryland
         (State or other jurisdiction of incorporation or organization)

                                      6725
            (Primary Standard Industrial Classification Code Number)

                                   52-2250397
                      (I.R.S. Employer Identification No.)

                                 5101 River Road
                                    Suite 101
                            Bethesda, Maryland 20816
                                 (301) 656-4200
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                                executive office)

                                John J. Lawbaugh
                                 5101 River Road
                                    Suite 101
                            Bethesda, Maryland 20816
                                 (301) 656-4200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Post Effective Amendment as is practicable.

The registrant has registered an indefinite amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

Pursuant to Rule 414 under the Securities Act of 1933, Registrant hereby expressly adopts the registration statement, as amended, of its predecessor, SBM Certificate Company (Minnesota), as its own for all purposes under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940.

PROSPECTUS

                             SBM CERTIFICATE COMPANY
                             SERIES 503 CERTIFICATES
                             SERIES 505 CERTIFICATES
                             SERIES 507 CERTIFICATES
                             SERIES 510 CERTIFICATES

This Prospectus describes fully paid fixed-rate face-amount certificates ("Certificates") issued by SBM Certificate Company (the "Company"). When you purchase a Certificate, you make a single lump sum payment to the Company in exchange for its promise to pay the amount invested ("Face Amount"), plus accrued interest, on a fixed future date.

The Series 503, Series 505, Series 507 and Series 510 Certificates have fixed interest guarantee periods ("Guarantee Periods") of three, five, seven and ten years, respectively, from the date of issue. The Guarantee Periods for the Certificates will automatically be extended for additional Guarantee Periods of the same duration, unless you notify the Company in writing to the contrary. Your Certificate will mature no later than thirty years from the date it was issued ("Maturity Date"). Your Certificate investment earns a fixed interest rate that is declared in advance for the duration of a Guarantee Period, but never is less than 2.5%. You may choose to have your interest:

o COMPOUNDED ANNUALLY and paid at the end of the Guarantee Period, when the Certificate matures, or when you make a withdrawal
o    PAID ANNUALLY
o    PAID QUARTERLY

As of the date of this Prospectus, depending upon the interest payment method you have chosen, we will pay interest under the Certificates at the following initial rates for the Guarantee Period of each Series:

                                Interest                     Interest                     Interest
                                Paid                         Paid                         Compounded
CERTIFICATE                     QUARTERLY                    ANNUALLY                     ANNUALLY
-----------                     ---------                    --------                     --------

Series 503                      6.45%                        6.55%                        6.70%
Series 505                      6.85%                        6.95%                        7.10%
Series 507                      7.65%                        7.75%                        7.90%
Series 510                      8.00%                        8.10%                        8.25%

New interest rates for each of the Guarantee Periods will be declared periodically, with a guaranteed minimum rate of 2.5%. See "Description of the Certificates" for a more complete description of the terms of Certificates.

THERE IS NO SALES CHARGE WHEN YOU PURCHASE YOUR CERTIFICATE. IF YOU WITHDRAW ALL OR A PORTION OF YOUR CERTIFICATE INVESTMENT PRIOR TO THE END OF A GUARANTEE PERIOD, A WITHDRAWAL CHARGE WILL APPLY.

This Prospectus contains information about the Certificates that you should know before investing. You should read this Prospectus and any supplements, and retain them for future reference.

PLEASE SEE "RISK FACTORS" FOR A DESCRIPTION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE CERTIFICATES.

For further information and assistance, contact the Company's Administrative Office at 100 North Minnesota Street, 2nd Floor, New Ulm, MN 56073, or call the Company toll-free at 1-888-749-4353.

THE CERTIFICATES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED BY THE FDIC. THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE CERTIFICATES OR PASSED ON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January __, 2001

TABLE OF CONTENTS
                                                                            Page

SBM Certificate Company.......................................................4
Risk Factors..................................................................4
     Absence of a Rating......................................................4
     Relationship with State Bond.............................................4
     Effects of Changes in Interest Rates.....................................5
     Withdrawals During a Guarantee
     Period...................................................................5
     Interest Rates for Renewal Periods.......................................5
Description of the Certificates..... .........................................5
     Minimum Investment.......................................................5
     Interest Rates...........................................................5
     Interest Payment Options.................................................6
     Guarantee Periods and
     Maturity.................................................................6
     Withdrawals..............................................................7
     Loans....................................................................8
     Deferred Payment.........................................................8
     Federal Income Tax Treatment.............................................8
     Transfer of Ownership....................................................8
Reserves and Deposits with Custodian..........................................8
Certain Financial Information.................................................9
Use of Proceeds...............................................................9
Investments...................................................................9
     Type of Investments......................................................9
     Investment Policies.....................................................11
     Management of Securities Investment.....................................12
     Real Estate Loan Portfolio..............................................12
     Performance.............................................................12
How to Purchase Certificates.................................................12
     Through the Company.....................................................13
     Through Authorized Sellers..............................................13
     Affinity Groups.........................................................13
     Investment Amounts......................................................13
     Canceling Your Order....................................................14
     Application Acceptance..................................................14
About SBM Certificate Company................................................14
     History.................................................................14
     Business................................................................14
     Competition.............................................................15
     Employees...............................................................15
     Capital Structure.......................................................15
     Regulation..............................................................15
     Description of Property.................................................16
     Legal Proceedings.......................................................16
Executive Officers and Directors.............................................16
     Board of Directors......................................................17
     Committees of the Board of Directors....................................17
Relationship with State Bond and Affiliates..................................18

TABLE OF CONTENTS
                                                                            Page

Independent Auditors.........................................................19
Selected Financial Data......................................................19
Management's Discussion and Analysis of Financial Condition and
  Results of Operations......................................................20
     Results of Operations...................................................20
     Asset Portfolio Review..................................................23
     Liquidity and Financial Resources.......................................24
Index to Financial Statements................................................27

SBM CERTIFICATE COMPANY

The Company is a Maryland corporation wholly-owned by State Bond & Mortgage Company, L.L.C. ("State Bond"), a Maryland limited liability company. The Company's executive offices are located at 5101 River Road, Suite 101, Bethesda, Maryland 20816. The main telephone number for the Company is (301) 656-4200.

On July 19, 2000, State Bond completed the purchase of all of the issued and outstanding shares of common stock of SBM Certificate Company a Minnesota corporation ("SBM MN"), from ARM Financial Group ("ARM"), a Delaware corporation (the "Acquisition"). State Bond effected the Acquisition as assignee under a Stock Purchase Agreement, dated March 28, 2000, by and among 1st Atlantic Guaranty Corporation ("1st Atlantic"), a Maryland corporation, and ARM. State Bond is wholly-owned by 1st Atlantic.

As part of the Acquisition transactions, SBM MN was merged into the Company, which became the surviving corporation. The Company was organized on May 25, 2000, with nominal assets, and formed for purposes of redomestication from Minnesota to Maryland. As a result, the Company has succeeded SBM MN as the "registrant" in all filings made by SBM MN under the Securities Act of 1933, Securities Exchange Act of 1934 ("Exchange Act") and the Investment Company Act of 1940 ("1940 Act"), including the registration statement of which this prospectus is a part.

The Company has assumed the face-amount certificate business of SBM MN. The Company's predecessors have issued various series of face-amount certificates of the fully paid and installment type since 1914. The Company is registered as an investment company under the 1940 Act and assumed the obligations of SBM MN's outstanding face-amount certificates as a result of the Acquisition.

RISK FACTORS

The Company is not a bank, broker-dealer or insurance company. THE CERTIFICATES ARE NOT BANK PRODUCTS, EQUITY INVESTMENTS, ANNUITIES OR LIFE INSURANCE, AND ARE NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR FUND OR PRIVATE THIRD PARTY.

Absence of Rating

The Company has not applied for or received a rating for the Certificates from any nationally recognized rating organization.

Relationship with State Bond

The Company is an independent operating entity, but relies upon State Bond and its affiliates to provide it with management, marketing and administrative services, as well as personnel, for the conduct of the Company's business. See "Relationship with State Bond and Affiliates."

Effects of Changes in Interest Rates

Economic and market conditions and fluctuations in interest rates affect the market value of the Company's investment portfolio, which consists primarily of government and corporate bonds, and money market accounts. Although the Company seeks to control this interest rate risk, the value of its investment portfolio may decrease during periods of sharp changes in interest rates. In such an environment, if the Company had to sell assets to meet liquidity needs, it could recognize losses on the sale of these assets. These losses could reduce the overall capital resources available to the Company to provide a source of funds for its operations, including the making of payments on Certificates.

Withdrawals During a Guarantee Period

You may make withdrawals under a Certificate during a Guarantee Period. However, the Company assesses a withdrawal charge if you withdraw some or all of your account value prior to the end of a Guarantee Period. Your "account value" includes the amount you invest in a certificate (your principal) together with accrued interest. The charge will be assessed against your remaining account value or, in the case of a complete surrender, deducted from your account value. Therefore, you may receive less upon a withdrawal than the amount of your investment. See "Guarantee Periods and Maturity" and "Withdrawals" below.

We assess the withdrawal charge largely because of the negative impact that early withdrawals of principal investments could have on our reserves and our ability to offer competitive interest rates to investors. The withdrawal charge also helps us defray part of our cost of marketing the Certificates under which withdrawals are made. You also may be subject to penalties if you withdraw amounts held in a Certificate from an IRA or other tax-qualified plan. Please consult your tax adviser.

Interest Rates for Renewal Periods

The initial interest rates applicable to the Certificates are payable for the initial three, five, seven and ten-year Guarantee Periods only. Although the Company intends to declare in advance interest rates above the 2.50% minimum rate for Certificate years beyond the initial Guarantee Period, it has no obligation to do so.

DESCRIPTION OF THE CERTIFICATES

Minimum Investment

The minimum amount you may invest is (a) $1,000 if you choose to have interest compounded or paid annually, or (b) $5,000 if you choose to have interest paid quarterly. The amount you invest in a Certificate is its face amount.

Interest Rates

The Company periodically declares the interest rates payable for a Certificate's Guarantee Period. The interest rate declared will be applicable for the entire Guarantee Period.
                                       5

The Company will never declare an annual interest rate of less than 2.50%. To confirm the Company's current rates at any time, please contact the Company's Administrative Office.

The interest rates applicable to your Certificate during its initial Guarantee Period will be the rates in effect on the date your application is accepted at the Company's Administrative Office ("Effective Date").

The prevailing interest rates available on interest-bearing instruments are a primary consideration in deciding upon the interest rates declared by the Company. However, the Company has complete discretion as to what interest rates it declares for the Certificates. When a Certificate is renewed, the interest rates in effect for the succeeding Guarantee Period will be the declared rates at the end of the Guarantee Period that is expiring. These new interest rates may be greater or lesser than the rates in effect for the expiring Guarantee Period.

Interest Payment Options

You may choose to:

o compound your interest annually and receive it at the end of the Guarantee Period, when the Certificate matures or when you make a withdrawal
o    receive annual interest payments
o    receive quarterly interest payments

Your interest rates will be different depending on the interest payment option you choose. You may not change your interest payment option once your Certificate has been issued. Interest on the Certificates accrues monthly.

Guarantee Periods and Maturity

At the end of a Guarantee Period, you will be entitled to receive the original invested amount if you elected to receive interest payments annually or quarterly. If you elected to have interest compounded, you will be entitled to receive the original invested amount plus interest. In all cases, the amount you receive will be reduced by the amount of any prior partial withdrawals of your account value and applicable withdrawal charges. You may partially or fully redeem your Certificate at the end of any Guarantee Period and incur no withdrawal charge. See "Withdrawals."

The Company will notify you in writing at least fifteen days prior to the end of your Certificate's Guarantee Period. Unless you notify the Company in writing to the contrary, the Company will automatically extend your Series 503 Certificate, Series 505 Certificate, Series 507 Certificate, or Series 510 Certificate for an additional three, five, seven or ten-year period, respectively. The Company may extend your Series 503, Series 505, Series 507 and Series 510 Certificate for a total of nine, five, three and two additional periods, respectively, until final maturity. The terms of your initial Certificate will continue to apply, except that as explained above under "Interest Rates," new interest rates may apply.

Series 503, Series 505 and Series 510 Certificates have final maturities of 30 years after original issuance. Series 507 Certificates have a final maturity of 28 years after original issuance. The date on which a Certificate "finally matures" is the Maturity Date of the Certificate.

Withdrawals

The withdrawal charge imposed by the Company if you withdraw any amount of your account value prior to the end of a Guarantee Period will be assessed against your remaining account value or, in the case of a complete surrender of your Certificate, deducted from the amount withdrawn, according to the following schedule:


    Charge Applied to Amount Withdrawn

    Year of Guarantee Period     1       2       3      4       5       6       7       8       9      10
    Series 503                  3%      3%      2%
    Series 505                  5%      5%      4%      3%     2%
    Series 507                  7%      7%      6%      5%     4%      3%      2%
    Series 510                  10%     10%     9%      8%     7%      6%      5%      4%      3%      2%

The minimum amount you may withdraw is $1,000. The minimum amount remaining must be at least $1,000, if you chose to have interest compounded to maturity or paid annually, and at least $5,000 if you chose to have interest paid quarterly. The entire account value will be withdrawn if the amount otherwise remaining is less than the applicable minimum amount.

The withdrawal charge does not apply to scheduled withdrawals of interest. In addition, the charge does not apply to any withdrawals made within three months of the Maturity Date of a Certificate, or if the withdrawal is made to meet expenses resulting from your death.

You must submit a written request for withdrawal to the Company at its Administrative Office. The amount requested will be withdrawn first from accrued interest and then from principal. Withdrawal requests will be processed on the business day that they are received, and a check will be disbursed to you generally within ten business days.

For mutual protection, a signature guarantee may be required if:

(1)  you request a withdrawal of an amount in excess of $50,000,

(2) you request that your redemption proceeds be disbursed to someone other than the registered owners, (3) you request that your redemption proceeds be disbursed to an address other than the address of record, a preauthorized bank account, or a preauthorized brokerage firm account,

(4) withdrawal instructions are received from an agent, not the registered owners, or

(5) the Company believes a signature guarantee would protect against potential claims based on the instructions received.

A signature guarantee verifies the authenticity of your signature. You can obtain a signature guarantee from certain banks, brokers or other eligible guarantors. You should verify that the institution is an eligible guarantor prior to signing. A notarized signature is not sufficient.

Loans

You may borrow up to 50% of your account value for a term not to exceed five years, but not beyond the Maturity Date of your Certificate. Loans are subject to an annual interest charge of up to 6% of the amount withdrawn, but are not subject to the withdrawal charge. You will not earn interest on the amount borrowed. The Company will treat a loan that you do not repay as a permanent withdrawal. The Company will assess the withdrawal charge that would have applied at the date the loan was due but not repaid.

Deferred Payment

The Company reserves the right, prior to a Certificate's maturity, to defer any payment for up to thirty days. During any such period, interest will accrue on the deferred amount at not less than the minimum interest rate of 2.50%.

Federal Income Tax Treatment

Under Internal Revenue Service rules and regulations, Certificateholders realize current income for tax purposes. Under these guidelines, you must report interest accrued on a Certificate as taxable ordinary income each year on a current basis. If you have elected to have interest compounded annually, you must recognize interest income for income tax purposes in the years in which it is accrued even though you won't receive the interest payment until the end of the Certificate's Guarantee Period or until the Certificate matures. The Company will report to you annually the amount of your income from the Certificate for tax purposes. Please consult your tax adviser for information about any tax consequences in your individual circumstances.

Pursuant to federal law, you must provide the Company with a correct taxpayer identification number. Generally, this number is your Social Security or employer identification number. Failure to provide such number may make it necessary for the Company to withhold a portion of any accrued interest.

Transfer of Ownership

You may transfer ownership of your Certificate by submitting a completed transfer request form to the Administrative Office. Please note that transfers of ownership from a tax-qualified plan may have adverse tax consequences. Please consult your tax adviser.

You should sign the written transfer request exactly as the Certificate is registered. For transfers of $20,000 or more, your signature or signatures must be guaranteed by a national securities exchange, a member firm of a principal stock exchange, a registered securities association, a clearing agency, a bank or trust company, a savings association, a credit union, a broker or dealer, a municipal securities broker or dealer, or a government securities broker or dealer. Further documentation may be required from corporations, executors, partnerships, administrators, trustees or custodians.

RESERVES AND DEPOSITS WITH CUSTODIAN

The Company accrues liabilities, or "reserves," for its Certificate obligations in accordance with the 1940 Act. In general, the Company establishes reserves monthly in an amount equal to the total values due to Certificateholders on its outstanding Certificates including accrued but unpaid interest.

The 1940 Act requires the Company to have capital stock in an amount not less than $250,000 and to keep on deposit, with a qualified custodian, certain kinds of investments having a value not less than $250,000 plus the amount of its outstanding certificate reserves.

Most of its investments are on deposit pursuant to the terms of a custody agreement with U.S. Bank Trust N.A., a national banking association located in Minneapolis, Minnesota. The Company also maintains separate deposits as required by certain states. The custody agreement requires the Company to maintain investments on deposit with a value (calculated in accordance with the provisions of the 1940 Act) in excess of its reserves for outstanding certificate obligations. If the Company fails to make a required payment on a Certificate, the custodian is required, at the request of a Certificateholder, to make the payment from its investments.

CERTAIN FINANCIAL INFORMATION

For information regarding the amounts of revenue, results of operations and assets attributable to its face-amount certificate business and significant events relating to its business see "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition".

USE OF PROCEEDS

The Company backs the Certificates by investing the money received and keeping the invested assets on deposit. The Company's investments are diversified and of generally high quality. The composition and quality of its investments is subject to change from time to time at its sole discretion, subject to requirements of the 1940 Act.

INVESTMENTS

Under provisions of the 1940 Act, we are permitted to invest our reserves only in assets that constitute "qualified investments" under the laws of the District of Columbia, and such other assets as the SEC may permit under the 1940 Act. Set out below is a summary of the types of investments in which we expect to invest, as well as a description of certain investment policies established by management and our Board of Directors.

Types of Investments

We intend to invest our reserves, as well as the amount that we hold in excess of the reserves, primarily in the types of securities and other investments described below. Except as specifically noted, we may invest our reserves in such investments without limitation. In addition, except as specifically noted, the limitations described below apply only at the time of investment. The assets that we hold in excess of reserves are not subject to the limitations described below.

BANK OBLIGATIONS. We may invest in CDs, bankers' acceptances, and other short-term debt obligations of banks. CDs are short-term obligations that commercial banks issue for a specified period of time and at a specified interest rate. Banker's acceptances are time drafts drawn on a commercial bank by a borrower, usually in connection with international commercial transactions.

COMMERCIAL PAPER AND OTHER CORPORATE DEBT. We may invest in commercial paper issued by companies that meet the criteria for investment by life insurance companies under the laws of the District of Columbia ("qualified corporations"). Commercial paper consists of short-term unsecured promissory notes that qualified corporations issue to finance short-term credit needs. We also may invest in longer-term debt obligations of qualified corporations. We will not invest more than two percent of our reserves in any one issue of such obligations of any one qualified corporation. In addition, we do not intend to invest in any debt securities rated below investment grade by any nationally recognized statistical rating organization.

EQUIPMENT RELATED INSTRUMENTS. We may invest in equipment trust certificates and similar instruments (collectively, "equipment related instruments") that are secured by transportation equipment (e.g., railroad cars, trucks, and airplanes) that has been sold or leased to a common carrier. Equipment related instruments are a means of financing the acquisition of equipment. A trustee, such as a bank, holds the title to the equipment, collects purchase or lease payments from the purchaser, and, in turn, makes principal and interest payments to the instrument holders for a specified term. In case of default, the trustee is authorized to sell the equipment to protect the instrument holders. We will not invest more than two percent of our reserves in any one issue of an equipment-related instrument by any one qualified corporation.

MUNICIPAL SECURITIES. We may invest in various types of municipal securities, which are debt securities issued by a state, its political subdivisions, agencies, authorities, school districts, and other governmental instrumentalities for various public purposes, including, for example, the construction of public facilities, hospitals, highways, and schools. We will only invest in municipal securities that (i) represent direct and general obligations of the issuing governmental entity, or (ii) are payable from designated revenues pledged to the payment of the principal and interest on such securities.

PREFERRED AND COMMON STOCK. We may invest in preferred and common stock of qualified corporations. Preferred stock has priority over common stock as to income and generally as to the assets of an issuer, but usually has limited voting rights. We may invest in the common stocks of qualified corporations whose debt and preferred stock, if any, also meet our criteria for investment. We will not invest more than one percent of our reserves in the preferred or common stock of any single qualified corporation.

REAL ESTATE AND REAL ESTATE LOANS. We may invest directly in real estate or in real estate loans. We generally will only purchase or hold real estate if it is income producing. We may, however, also receive real estate in satisfaction of debts owed to us, and may improve or develop any real estate that we acquire. We will not invest or agree to invest in real estate if such investment would cause us to: (i) invest more than two percent of our reserves in real estate or improvements thereon during any period of 12 consecutive months; (ii) invest or hold more than five percent of our reserves in real estate or improvements thereon for the purpose of producing income; or (iii) hold more than 10% of our reserves in real estate. We also may invest in real estate loans secured by a first lien on the real estate, PROVIDED such loan is worth at least 33 1/3% more than the amount loaned.

U.S. GOVERNMENT SECURITIES. We may invest in direct obligations of the U.S. Government ("U.S. Government securities"). These include bills (which have maturities of one year or less), notes (which have maturities of between 2 and 10 years), and bonds (which have maturities greater than 10 years) issued by the U.S. Treasury ("Treasury"). The market value of U.S. Government securities will fluctuate with changes in interest rate levels. Thus, if interest rates increase from the time the security was purchased, the market value of the security will decrease. Conversely, if interest rates decrease, the market value of the security will increase.

U.S. GOVERNMENT AGENCY SECURITIES. We may invest in securities issued by certain federal agencies that are (i) backed by the full faith and credit of the United States, (ii) guaranteed by the Treasury, (iii) or are supported by the agency's right to borrow from the Treasury. Issuing agencies may include, for example, the Government National Mortgage Association ("GNMA" or Ginnie Mae"), Federal National Mortgage Association ("FNMA" or "Fannie Mae"), or Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac"). Although their close relationship with the U.S. Government is believed to make them high-quality securities with minimal credit risks, the U.S. Government is not obligated by law to support either FNMA or FHLMC.

Investment Policies

The Company's management and the Board has established the investment policies set out below. Subject to the approval of the Company's sole shareholder, these policies may be changed at any time without Certificate owner approval.

BORROWING. We may borrow money to a limited extent from banks (including the Company's custodian bank) as we deem necessary or appropriate to our business. We currently do not intend to borrow amounts equal to more than 25% of our total assets (including the amount borrowed). We will not buy securities on margin or sell securities short.

COMMODITIES. We do not currently intend to engage in the purchase or sale of commodities.

CONCENTRATION. Except as noted below, we will not invest more than 25% of our assets in the securities of issuers in any one industry. The foregoing limitation does not apply to investments in U.S. Government and U.S. Government agency securities, nor to real estate and real estate loans.

LOANS. In addition to real estate loans, described above, we may make loans of varying terms to broker-dealers and other financial institutions in amounts up to 85% of the value of the securities pledged as collateral for the loans at the time we make the loans. The securities pledged as collateral must be of a type in which we can invest.

PORTFOLIO TURNOVER. We will buy, sell, or hold our assets in the manner that we deem prudent, without regard to the impact on the turnover rate of our portfolio.

SENIOR SECURITIES. We are restricted by law from issuing any securities other than face-amount certificates, common stock, and promissory notes or other paper related to our borrowings.

UNDERWRITING  SECURITIES.   We  do  not  intend  to  act  as  an
underwriter of securities issued by other persons. We may, however, be deemed to be an underwriter when we purchase and later sell unregistered securities.

                      --------------------

To the extent that the above-described investments and investment policies differ from the investments made and policies followed prior to the Acquisition, the Company expects to effect changes over time to conform the composition of its investments to the Company's current investment policies. In any case, the Company's reserves supporting its outstanding Certificates must consist only of "qualified investments" under the 1940 Act.

Management of Securities Investments

Subject to the oversight of the Board, the Company's management is responsible for selecting and managing the Company's securities investments to ensure that the Company has, in cash or qualified investments, as that term is defined in
Section 28(b) of the 1940 Act, assets having an aggregate value not less than that required by applicable law. Qualified investments are defined as those investments which life insurance companies are permitted to invest in or hold under provisions of the Insurance Code of the District of Columbia. Management also is responsible for placing orders for the purchase and sale of the Company's securities investments with brokers and dealers. The Company may in the future engage one or more investment advisers to assist the Company in the management of its securities investments.

Real Estate Loan Portfolio

The Company's real estate loan portfolio is managed by the Company's wholly-owned subsidiary, Atlantic Capital Funding Corporation ("ACFC"). ACFC performs all of the underwriting, closing and servicing of mortgage investments for the Company. ACFC may originate and process loans directly as well as offer its loan programs to outside mortgage brokers and bankers on a wholesale basis. In the latter case, outside brokers will originate and process loans and ACFC will underwrite and close the loans that meet its investment requirements. ACFC may enter into agreements with select outside mortgage brokers, bankers and mortage loan servicing companies to service certain types of mortgages that may require special servicing treatment because of various factors, such as the unique features of the underlying real estate or the credit quality of the borrowers.

Performance

From time to time, the Company may quote current and historical yields on its Certificates in advertisements and in sales literature. The availability of the current yields quoted will depend on when you purchase your Certificate, how much you invest, and the Guarantee Period you select.

Quotations of historical yields are not indicative of future yields. The Company also may compare its yield to those offered by competing products, such as CDs and Treasuries, as well as other fixed income securities.

HOW TO PURCHASE CERTIFICATES

You may purchase Certificates through one of the methods described below. You must complete an application and submit it, along with payment at the time of purchase. THE COMPANY RESERVES THE RIGHT TO ACCEPT OR REJECT ANY APPLICATION AT ITS SOLE DISCRETION.

Through the Company

BY MAIL. You may purchase Certificates directly from the Company by mailing a completed application together with a check, to our Administrative Office. Your envelope should be addressed: SBM Certificate Company, 100 North Minnesota Street, 2nd Floor, New Ulm, MN 56073.

BY WIRE. You may also wire payments for Certificates from your financial institution to the Company's wire receiving bank account. Before wiring funds, please notify Certificateholder Services at 1-888-749-4353 to advise the Company of your investment and to receive instructions as to how and where to wire your investment funds.

The minimum amount you may wire is $1,000. Please remember to return your completed application to Certificateholder Services at the address above. A copy of the application must coincide with your wire funds that day and the original application must be delivered to the Company within three (3) business days following the transaction to ensure the Effective Date of your Certificate.

Through Authorized Sellers

You may purchase Certificates through broker-dealers that have selling agreements with the Company. Broker-dealers will receive compensation that is not expected to exceed 6% of the amount of the purchase payment for a Certificate. Please call Certificateholder Services at 1-888-749-4353 to find out if your broker-dealer is on the Company's list of authorized sellers. Any compensation to authorized sellers is paid by the Company's general fund, so that all of your money will be invested in your Certificate.

Affinity Groups

From time to time, the Company may seek to introduce Certificates to members of affinity groups, including service organizations, non-profit associations, and other types of membership organizations (collectively, "affinity groups") through various programs including the Company's Partners in Philanthropy program. Although affinity groups are not permitted to sell Certificates, they may provide the Company with mailing lists and other information to enhance the marketing of Certificates to their members. For their cooperation, the Company may compensate affinity groups an amount that is mutually agreed upon. Please call Certificateholder

Services at 1-888-749-4353 for the current list of affinity groups with whom the Company has arrangements.

Investment Amounts

For an explanation of the minimum and maximum investments in each type of Certificate, see "Description of the Certificates." Certain additional restrictions may apply if you use the Certificates to fund your Individual Retirement Account ("IRA") or other qualified retirement plan account.

Canceling Your Order

You can, without incurring a withdrawal charge or other penalty, cancel your investment in a Certificate within ten days after the date on which you purchased your Certificate. Simply call or write Certificateholder Services at the same telephone number or address as indicated above. You will not earn any interest on Certificates that you cancel under this provision. The Company will disburse a refund check to you within 30 days of your cancellation request.

Application Acceptance

All applications to purchase Certificates are subject to the Company's acceptance or rejection in its sole discretion. If your application to purchase a Certificate is accepted, you will receive a confirmation of such acceptance. You will also receive an annual statement reflecting all account activity. The Company does not issue paper certificates to evidence the purchase of Certificates. Instead, your Certificate purchase is registered with the Company in book registration form, thereby relieving you of the responsibility for the safekeeping of paper certificates and the need to deliver them to the Company upon redemption. Please refer to our Face Amount Certificate Confirmation Statement for terms and conditions and detailed information about your Certificate.

ABOUT SBM CERTIFICATE COMPANY

History

SBM MN was incorporated in Minnesota in June 1990 to assume the face-amount certificate business of SBM Company ("SBM") which began in 1914. ARM purchased most of the assets of SBM in June 1995 and continued the issuance of face-amount certificates. As a result of the Acquisition, the Company has assumed the obligations of SBM MN's outstanding face-amount certificates and now is the issuer of face-amount certificates that trace their origin to the early 1900s.

Business

The Company is a face-amount certificate company registered under the 1940 Act. Its sole business is issuing and servicing fixed-rate face-amount certificates. A face-amount certificate is an obligation of the issuer to pay a face, or principal, amount, plus specified interest, to the holder of the certificate. Under the Certificates, the face amount may be paid at the end of a Certificate's Guarantee Period or at its Maturity Date. Lesser amounts are paid at such times if all or part of an investment in the Certificate is withdrawn prior to maturity or the end of any Guarantee Period. Interest, as described above, may be paid quarterly or annually, or may be compounded.

The Company currently offers four series of single-payment investment Certificates. The Company's face-amount certificate operations include issuance of single-payment certificates and the servicing of outstanding single-payment and installment certificates, the investment of related funds, and other related service activities.

The Company's gross income is derived primarily from the margin between earnings on its investments and amounts paid or credited on its fixed rate Certificate deposits ("investment spread"). The Company's net income is determined by deducting investment and other expenses and federal income taxes. The investment spread is affected principally by general economic conditions, government monetary policy, the policies of regulatory authorities that influence market interest rates, and the Company's ability to respond to changes in such rates. Changes in market interest rates may have a negative impact on its earnings. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors".

State Bond provides the Company with management, marketing and administrative services pursuant to an Administrative Services Agreement dated as of July 19, 2000 between the Company and its parent, State Bond. See "Relationship with State Bond and Affiliates."

Competition

The Company's face-amount certificate business competes in general with various types of individual savings products which offer a fixed rate of return on investors' money, especially insurance and bank and thrift products. Some of these other products are insured by governmental agencies or funds or private third parties. For example, banks and thrifts typically have federal deposit insurance covering monies deposited with them. The Company's Certificates are not guaranteed or insured by any governmental agency or fund or independent third party. The Company's ability to offer competitive interest rates, attractive terms, and efficient service are its primary basis for meeting competition. American Express Certificate Company (formerly IDS Certificate Company) is the Company's main competitor in the issuance of face-amount certificates.

Employees

The Company currently has no employees, other than its officers who are compensated for their services to the Company under the terms of the Administrative Services Agreement with State Bond.

Capital Structure

The Company has 10,000,000 shares of authorized common stock, $1 par value, of which 250,000 shares are currently issued and outstanding. State Bond owns all of the Company's issued and outstanding shares.

Regulation

Like many financial service companies which offer investment opportunities to the public, the Company is subject to federal and state regulation. In particular, the 1940 Act and rules issued by the SEC specify certain terms for face-amount certificates, the method for calculating reserve liabilities on outstanding certificates, the minimum amounts and types of investments to be deposited with a qualified custodian to support such reserve liabilities, and a variety of other restrictions. See "Description of the Certificates" and "Reserves and Deposits with Custodian" and Note 9 of Notes to Financial Statements (Audited).

The Company is not a bank, broker-dealer or insurance company. THE CERTIFICATES ARE NOT BANK PRODUCTS, EQUITY INVESTMENTS, ANNUITIES OR LIFE INSURANCE, AND ARE NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR FUND OR PRIVATE THIRD PARTY.

Description of Property

The Company's executive offices (the "Corporate Offices") are located at 5105 River Road, Suite 101, Bethesda, Maryland. The main telephone number for the Corporate Offices is (301) 656-4200. The Corporate Offices are the primary location for State Bond's and the Company's investment, accounting, corporate accounting, and marketing activities and various support personnel. These offices are leased by State Bond which makes them available to the Company under the Administrative Services Agreement.

Legal Proceedings

The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings, other than ordinary litigation routine to its business.

EXECUTIVE OFFICERS AND DIRECTORS

Certain information about the Company's directors and officers, including their principal occupations for the past five years, is set out below. Members of the Board who are considered "interested persons" of the Company under the 1940 Act are indicated by an asterisk (*). The Company's directors and officers, other than directors who are not interested persons of the Company, serve in such capacities without compensation. Officers are appointed annually at the annual meeting of the Company's Board of Directors.

The individuals named below became officers and directors of the Company in July 2000, upon completion of the Acquisition and the resignation of their predecessors.

                                POSITIONS WITH     PRINCIPAL OCCUPATIONS
NAME AND AGE                    THE COMPANY        DURING THE PAST FIVE YEARS

John J. Lawbaugh (31)*          Chairman of the    Managing Member, State Bond & Mortgage Company, L.L.C. (Since May
                                 Board, President   2000); President, 1st Atlantic Guaranty Corporation  (face-amount
                                 and Treasurer      certificate company); Prior to that, President, Atlantic Pension &
                                                    Trust (private pension fund management); President, Atlantic Capital
                                                    Funding Corporation (commercial and residential mortgage banking)


                                POSITIONS WITH     PRINCIPAL OCCUPATIONS
NAME AND AGE                    THE COMPANY        DURING THE PAST FIVE YEARS

Iraline G. Barnes (52)          Director           Special Counsel, Roseman & Colin (since  1999); Prior to that,
                                                    Senior Judge, DC Superior Court; Prior to that, Vice President of
                                                    Corporate Relations, Potomac Electric Power Co.

                                                   Delegate to the State Senate,  Maryland; Prior to that, Accountant/
Kumar Barve (40)                Director            Chief Financial Officer, Environmental Management Services, Inc.
                                                    (Hazardous Waste Disposal and Environmental Consulting)



Nancy Hopkinson (57)            Director           Currently Retired (since 1996);  prior to that,  Teacher and School
                                                    Administrator, Montgomery County Public Schools (Maryland)

Brian Murphy (57)               Director           Partner, Griffin, Griffin, Tarby & Murphy, LLP (law firm)


Brian P. Smith (45)*            Director and       Vice President,  1st Atlantic Guaranty Corporation;  prior to that,
                                 Secretary          Operations Manager,  Atlantic Pension & Trust (private pension fund
                                                    management);   Operations   Manager,   Atlantic   Capital   Funding
                                                    Corporation  since  1996;  prior  to  that,   Operations   Manager,
                                                    Enterprise Network Applications (computer software company)

Marialice B. Williams (54)      Director           President of Risk Mitigation  Strategists;  Chairman,  D.C. Housing
                                                    Finance  Agency;  Chairman,  Advisory  Committee  of WPFW  (89.3FM)
                                                    Radio;  Prior to that,  Director,  Capital  Markets  section of the
                                                    Multifamily  Division  of Federal  National  Mortgage  Association.
                                                    (from 1989-1998)

Eric Westbury                   Executive          Executive Vice President, State Bond & Mortgage  Company, L.L.C.
(37)                             Vice               (since May 2000); Executive Vice President, 1st Atlantic Guaranty
                                 President          Corporation (since November 1999); prior to that,
                                                    President and Chief Operating Officer of The Washington
                                                    Development Group (private real estate development and
                                                    management company), from  September 1997 through
                                                    November 1999. Prior to that, Vice-President, Market
                                                    Executive (commercial and retail banking) First Union
                                                    National Bank, Washington, DC.

Board of Directors

The Board of Directors is responsible for the overall management of the Company's business. Directors are elected annually at the Company's annual meeting of shareholders. Each Director who is not an interested person of the Company receives an annual retainer of $500, plus a $750 fee for each regular or special Board meeting he or she attends. The Directors also receive reimbursement for their expenses incurred in attending any meeting of the Board. The Board generally meets quarterly.

Committees of the Board of Directors

The Company has an Audit Committee, Executive Committee and Investments Committee. The duties of each Committee and its present membership are as follows:

Audit Committee: The members of the Audit Committee consult with the Company's independent auditors if the auditors deem it desirable, and meet with the Company's independent auditors at least once annually to discuss the scope and results of the annual audit of the Company and such other matters as the Committee members deem appropriate or desirable. Directors Barnes, Barve and Williams are members of the Audit Committee.

Executive Committee: During intervals between meetings of the Board, the Executive Committee possesses and may exercise all of the powers of the Board in the management of the Company except as to those matters that specifically require action by the Board. Directors Hopkinson, Lawbaugh, and Murphy are members of the Executive Committee.

Investments Committee: The members of the Investments Committee oversee the Company's investment activities. Directors Lawbaugh, Murphy and Williams are members of the Investments Committee.

RELATIONSHIP WITH STATE BOND AND AFFILIATES

Pursuant to the Administrative Services Agreement dated as of July 19, 2000, State Bond provides administrative services to the Company. Under the terms of that Agreement, State Bond makes available certain of its property, equipment and facilities to the Company for use in its business operations. State Bond also provides the Company with certain administrative and special services, including personnel. The Company's officers also are officers of State Bond. The annual charge to the Company for the services and facilities provided by State Bond is 2% of the Company's total certificate reserves as defined in the Administrative Services Agreement. At no time, however, may the charge cause the Company to have assets of less than the total of the qualified investments and capital stock required under the 1940 Act. State Bond's parent, 1st Atlantic, is wholly owned by John J. Lawbaugh and Brian P. Smith, officers and Directors of the Company.

In connection with the Acquisition, certain dividend payments were made by the Company to its former, and to its current, parent as described in Note 3 of the Notes to Condensed Financial Statements (unaudited) of the Company as of September 30, 2000.

INDEPENDENT AUDITORS

SBM MN's financial statements, included herein at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, have been audited by Ernst & Young LLP as set forth in their reports appearing elsewhere herein, and are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing. The Company has selected Reznick, Fedder & Silverman as its independent auditors for the year ending December 31, 2000.

SELECTED FINANCIAL DATA

The following table contains selected financial data of the Company for the five years ended December 31, 1999. The financial data was derived from the audited financial statements of SBM MN. The report of Ernst & Young LLP, independent auditors, with respect to the three years ended December 31, 1999, appears in this Prospectus. The financial data for the nine month periods ended September 30, 2000 and 1999 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods.

Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes, and other financial information included in this Prospectus.

                                                                                                              Nine Months
                                                                                                                 Ended
                                                             Year Ended December 31                           SEPTEMBER 30
                                            --------------------------------------------------------          ------------
                                              1999         1998        1997       1996        1995*         2000        1999
                                              ----         ----        ----       ----        -----         ----        ----
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
     Total investment income                $  2,292    $  2,827    $  3,933    $  4,290    $  4,889    $  1,468**    $  1,725**
     Interest credited on certificate         (1,615)     (2,063)     (2,795)     (2,822)     (2,929)        885         1,247
     reserves
     Net investment spread                       677         763       1,138       1,468       1,960         583           478

     Total investment and other expenses        (370)       (576)       (755)       (815)       (958)       (236)         (278)
     Federal income tax (expense) benefit        102         (54)       (124)       (238)       (406)       (138)         (112)
     Net investment income (loss)                409         134         259         415         596         209            88


     Net realized investment gains              (373)       (103)       (164)        317         181        (454)         (471)
     (losses)
     Net income (loss)                            36          31          95         732         777        (245)         (383)
     Earnings  (loss) per share***              0.14        0.12        0.38        2.93        3.11       (0.98)        (1.53)

     BALANCE SHEET DATA (END OF PERIOD)
     Total assets                           $ 34,285    $ 39,354    $ 60,270    $ 55,726    $ 60,580    $ 24,476      $ 35,424
     Face-amount certificate reserves         30,117      34,068      45,127      50,186      52,460      22,811        31,082

     Shareholder's equity                      4,168       5,028       4,982       5,064       4,986       1,412         4,290


* SMB MN was acquired by ARM effective as of May 31, 1995. The results of operations for 1995 represent SBM MN's historical results for the period from January 1, 1995 to May 31, 1995 combined with results of its operations subsequent to the ARM acquisition from June 1, 1995 to December 31, 1995. The operating results subsequent to the ARM acquisition include the effect of new accounting values assigned to invested assets and intangibles and differences in management and investment advisory fees charged by ARM and SBM MN's immediate predecessor.

** Before net realized investment gains (losses) to conform to full year Statements of Operations format.

*** Earnings (loss) per share based on 250,000 shares issued and outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis of financial condition and results of operations for the full years included, as set forth under this caption is based on the discussion and analysis of management prior to the Acquisition as included in SBM MN's Annual Report on Form 10-K for the year ended December 31, 1999. The term "Company" should be read as SBM MN as the context and time period requires. The Acquisition was completed on July 19, 2000, as stated earlier.

Results Of Operations

1999 COMPARED WITH 1998

Net investment income (net income excluding net realized investment gains and losses) was $408,673 and $133,733 for 1999 and 1998, respectively. The increase in net investment income was primarily attributable to a decrease in real estate expenses (due to the sale of real estate in 1998), and lower investment and other expenses.

Net investment spread, which is the difference between investment income and interest credited on certificate reserves, decreased to $0.7 million during 1999 from $0.8 million in 1998. These amounts reflect net investment spread of 1.20% and 1.12% during 1999 and 1998, respectively, between the Company's investment yield on average cash and investments and the average rate credited on certificate reserves. The Company's investment income decreased to $2.3 million from $2.8 million for 1999 and 1998, respectively. These amounts represent investment yields of 6.20% and 6.46% on average cash and investments of $36.9 million and $43.8 million for 1999 and 1998, respectively. This decrease in annualized investment yield on cash and investments was primarily attributable to the Company investing in lower yielding securities during 1999 compared to 1998.

Interest credited on certificate reserves was $1.6 million and $2.1 million for 1999 and 1998, respectively. These amounts represent average rates of interest credited of 5.00% and 5.34% on average certificate reserves of $32.3 million and $38.7 million for 1999 and 1998, respectively. The majority of the Company's outstanding face-amount certificates are fixed-rate three-year contracts. The Company monitors credited interest rates for new and renewal issues against competitive products, mainly bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deems necessary. New and renewal contracts issued during 1999 have crediting rates that are generally lower than contracts that matured during that period, resulting in the overall decrease in the average crediting rate.

Investment and other expenses were $369,825 and $575,823 for 1999 and 1998, respectively. The decrease in investment and other expenses is primarily attributable to a decrease in management and investment advisory fees, deferred acquisition cost amortization and renewal commissions, and real estate expenses in 1999 of $53,093, $85,316 and $87,813, respectively, compared to 1998.

Realized investment losses (net of gains) were $470,507 and $152,977 for 1999 and 1998, respectively. Realized investment losses for 1998 include a loss of $178,795 related to the write-down to fair value and subsequent sale of the Company's real estate investment. Other realized investment gains and losses were primarily interest-rate related and attributable to the asset/liability management strategies of the Company. Fixed maturities and equity securities (i.e., non-redeemable preferred stock) classified as available-for-sale are sold during rising and falling interest rate environments which can result in period-to-period swings in interest-rate related realized investment gains and losses.

In the event that the Company experiences higher than historical levels of certificate surrenders, the Company might need to liquidate investments other than in accordance with its normal asset/liability management strategy and, as a result, the Company could experience substantial realized investment losses.

During 1999, net income was $36,143 compared to $30,643 in 1998. The increase was primarily attributable to an increase in net investment income partially offset by an increase in net realized investment losses.

Certificate reserves decreased $4.0 million or 11.6% during 1999, as maturities and surrenders exceeded sales and renewals. The Company believes a factor leading to the decrease was the modest increase in intermediate-term market interest rates in 1999, which enhanced the attractiveness of competing products, such as money market funds and bank certificates of deposit. For certificates reaching their maturity date during 1999 and 1998, 66% and 61%, respectively, were renewed.

1998 COMPARED WITH 1997

Net investment income (net income excluding net realized investment gains and losses) was $133,733 and $258,205 for 1998 and 1997, respectively. The decrease in net investment income was primarily attributable to a decrease in net investment spread, partially offset by lower investment and other expenses.

Net investment spread, which is the difference between investment income and interest credited on certificate reserves, decreased to $0.8 million during 1998 from $1.1 million in 1997. These amounts reflect net investment spread of 1.12% and 1.63% during 1998 and 1997, respectively, between its investment yield on average cash and investments and the average rate credited on certificate reserves. The Company 's investment income decreased to $2.8 million from $3.9 million for 1998 and 1997, respectively. These amounts represent investment yields of 6.46% and 7.43% on average cash and investments of $43.8 million and $52.9 million for 1998 and 1997, respectively. This decrease in annualized investment yield on cash and investments was primarily attributable to its investing in more corporate and plain vanilla mortgage-backed securities during 1998 compared to 1997. Further depressing the investment yield, above normal cash balances were held to provide necessary liquidity for maturing face-amount certificates.

Interest credited on certificate reserves was $2.1 million and $2.8 million for 1998 and 1997, respectively. These amounts represent average rates of interest credited of 5.34% and 5.80% on average certificate reserves of $38.7 million and $48.2 million for 1998 and 1997, respectively. The majority of its outstanding face-amount certificates are fixed-rate three-year contracts. The Company monitors credited interest rates for new and renewal issues against competitive products, mainly bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deem necessary. New and renewal contracts issued during 1998 have crediting rates that are generally lower than contracts that matured during that period, resulting in the overall decrease in the average crediting rate.

Investment and other expenses were $575,823 and $755,256 for 1998 and 1997, respectively. The decrease in investment and other expenses is primarily attributable to a decrease in management and investment advisory fees and real estate expenses in 1998 of $39,333 and $76,247, respectively, compared to 1997. In addition, there was zero goodwill amortization during the year ended December 31, 1998 compared to the $23,833 for the year ended December 31, 1997. The goodwill asset became fully amortized during the second quarter of 1997.

Realized investment losses were $152,977 and $268,002 for 1998 and 1997, respectively. Realized investment losses for 1998 include a loss of $178,795 related to the write-down to fair value and subsequent sale of its real estate investment. Other realized investment gains and losses were primarily interest-rate related and attributable to its asset/liability management strategies. Fixed maturities and equity securities (i.e., non-redeemable preferred stock) classified as available-for-sale are sold during rising and falling interest rate environments which can result in period-to-period swings in interest-rate related realized investment gains and losses.

During 1998, net income was $30,643 compared to $94,688 in 1997. The decrease was primarily attributable to a decrease in net investment income partially offset by a reduction in net realized investment losses.

Certificate reserves decreased $11.1 million or 24.5% during 1998, as maturities and surrenders exceeded sales and renewals. The Company believes a significant factor leading to the decrease is that the certificate of deposit marketplace was and continues to be very competitive. For certificates reaching their maturity date during 1998 and 1997, 61% and 64%, respectively, were renewed.

Asset Portfolio Review

The Company primarily invests in securities with fixed maturities with the objective of providing reasonable returns while limiting liquidity and credit risks. The Company's investments in fixed maturities were 100% and 97% investment grade as of December 31, 1999 and 1998, respectively. Investment grade securities are those classified as 1 or 2 by the National Association of Insurance Commissioners, or where such classifications are not available, securities are classified by a nationally recognized statistical rating organization (i.e., Standard & Poor Corporation's rating of BBB- or above). Additionally, the Company's investment portfolio had no investments in real estate, mortgage loans and common equity securities. It is expected, however, that the Company will in the future make significant investments in real estate mortgage loans, and common equities, as permitted by law. As of December 31, 1999, the Company held no securities that had defaulted on principal or interest payments.

Fixed maturities include mortgage-backed and asset-backed securities, corporate securities, U.S. Treasury securities and other government obligations. Mortgage-backed securities ("MBSs"), which include pass-through securities and collateralized mortgage obligations ("CMOs"), totaled $10.3 million at December 31, 1999, representing 30.1% of total qualified assets (48.0% at December 31, 1998). The Company's investments in CMOs represented 29.2% and 46.7% of the Company's qualified assets as of December 31, 1999 and 1998, respectively. MBSs, including CMOs, are subject to risks associated with prepayments of the underlying mortgage loans. Prepayments cause these securities to have actual maturities different from those expected at the time of purchase. The degree to which a security is susceptible to either an increase or decrease in yield due to prepayment speed adjustments is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure. Prepayment sensitivity is evaluated and monitored, giving full consideration to the collateral characteristics, such as weighted average coupon rate, weighted average maturity and the prepayment history of the specific loan pool. Additionally, the Company routinely projects three-year liability and asset cash flows to monitor the level of liquidity for maturing face-amount certificates.

Based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company currently classifies its fixed maturity and equity securities as available-for-sale. Such securities are carried at fair value and changes in fair value, net of related deferred income taxes, are charged or credited directly to shareholder's equity. Fluctuations in interest rates during 1999 resulted in unrealized losses of $825,522 at December 31, 1999 compared to unrealized gains of $70,448 (net of $37,942 in deferred income taxes) at December 31, 1998. Volatility in reported shareholder's equity occurs as a result of the application of SFAS No. 115, which requires some assets to be carried at fair value while other assets and all liabilities are carried at historical values. As a result, adjusting the shareholder's equity for changes in the fair value of the Company's fixed maturities and equity securities without reflecting offsetting changes in the value of the Company's liabilities or other assets creates volatility in reported shareholder's equity but does not reflect the underlying economics of the Company's business.

Liquidity and Financial Resources

As of December 31, 1999, the Company had $4.6 million of qualified assets in excess of the minimum amount required by the 1940 Act and the rules and regulations promulgated thereunder by the SEC, as computed in accordance with
Section 28(b) of the 1940 Act.

The primary liquidity requirement of the Company relates to its payment of certificate maturities and surrenders. The principal sources of cash to meet such liquidity requirements are investment income and proceeds from maturities and redemptions of investments.

At December 31, 1999, cash and cash equivalents totaled $14.4 million, an increase of $11.1 million from December 31, 1998. Due to the uncertainty surrounding ARM and the ownership of the Company significantly higher levels of cash and cash equivalents were maintained in 1999. The Company's aim is to manage its cash and cash equivalents position so as to satisfy short-term liquidity needs. In connection with this management of cash and cash equivalents, the

Company may invest idle cash in short duration fixed maturities to capture additional yield when short-term liquidity requirements permit.

Cash flows of $2.1 million, $2.2 million and $4.0 million were generated from operating activities in 1999, 1998 and 1997, respectively. These cash flows resulted principally from investment income, less management and investment advisory fees and commissions paid. Proceeds from sales, redemptions and maturities of investments generated $37.0 million, $50.1 million and $93.1 million in cash flows during 1999, 1998 and 1997, respectively, which were offset by purchases of investments of $22.5 million, $49.3 million and $79.5 million, respectively.

Nine Months Ended  September 30, 2000 Compared with Nine Months
Ended September 30, 1999

Net loss was $245,126 and $383,340 for the nine months ended September 30, 2000 and 1999, respectively. This decrease is due primarily to a decrease in the realized investment losses from the sale of securities in the investment portfolio. In addition, operating expenses for the same period were lower by 16.3% compared to the period ending September 30, 1999.

Net investment spread, which is the difference between investment income and interest credited on certificate reserves, was $128,263 during the first nine months of 2000 compared to $7,224 during the same period in 1999. On an annualized yield basis, the net investment spread was .93% and 1.19% for the nine months ended September 30, 2000 and 1999, respectively.

The Company's investment income decreased to $1,014,159 from $1,254,643 for the nine months ended September 30, 2000 and 1999, respectively. Realized investment losses and a reduction in the amount of invested assets were the primary reason for the lower investment income.

These amounts represent annualized investment yields of 6.28% and 6.26% on average cash and investments of $23.7 million and $36.6 million for the nine months ended September 30, 2000 and 1999, respectively and realized losses on available for sale securities. The decrease in average cash and investments is a result of the dividends paid in the amount of approximately $5.3 million. In addition there were redemptions of face-amount certificates without any new sales of face-amount certificates from May 2000 to the present, which also contributed to the lower investment income.

Interest credited on certificate reserves was $ 885,895 and $ 1,247,419 for the nine months ended September 30, 2000 and 1999, respectively. The decrease was a result of a decrease in the face-amount certificates outstanding in fiscal year 2000 and the withdrawal penalty charged against the reserve liability. These amounts represent annualized average rates of interest credited of 5.35% and 5.07% on average certificate reserves of $25.0 million and $32.8 million for the nine months ended September 30, 2000 and 1999, respectively. The majority of the Company's outstanding face-amount certificates are fixed-rate three-year contracts.

The Company monitors credited interest rates for new and renewal issues against competitive products, such as bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deems necessary.

Investment and other expenses were $232,716 and $278,350 for the nine months ended September 30, 2000 and 1999, respectively. The decrease in investment and other expenses was the result of a decrease in the operating expenses related primarily to management and investment advisory fees for the third quarter of 2000. The Company entered into an Administrative Services agreement with its parent company, State Bond in which State Bond earns a fee from the Company of 2% of Total Certificate Reserves. State Bond waived the fee for the third quarter.

The Company primarily invests in securities with fixed maturities with the objective of providing reasonable returns while limiting liquidity and credit risks. The Company's investments in fixed maturities were 100% investment grade at both September 30, 2000 and September 30, 1999. Investment grade securities are those classified as 1 or 2 by the National Association of Insurance Commissioners, or where such classifications are not available, securities are classified by a nationally recognized statistical rating organization (i.e., Standard & Poor's Corporation's rating of BBB- or above). As of September 30, 2000, the Company held no securities or mortgage loans which had defaulted on principal or interest payments.

Additionally, the Company's investment portfolio has a small portion of its assets invested in real estate consisting of mortgage loans totaling $1,029,621 for the nine months ending September 30, 2000. It is expected, however, that the Company, will in the future make significant investments in real estate mortgage loans as permitted by law but not at the expense of assuming more than acceptable risk in the portfolio.

Fixed maturities include mortgage-backed and asset-backed securities, corporate securities, U.S. Treasury securities and other government obligations. Mortgage-backed securities ("MBSs"), which include pass-through securities but are primarily collateralized mortgage obligations ("CMOs"), totaled $5.0 million at September 30, 2000, representing 20.8% of total qualified assets (30.4% at September 30, 1999). MBSs, including CMOs, are subject to risks associated with prepayments of the underlying mortgage loans.

Prepayments cause these securities to have actual maturities different from those expected at the time of purchase. The degree to which a security is susceptible to either an increase or decrease in yield is due to prepayment speed adjustments which are influenced by the differences between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure.

Certificate reserves decreased $7.4 million or 24.3% during the first nine months of 2000, as maturities and surrenders exceeded sales and renewals. The Company believes a factor leading to the decrease was the modest increase in intermediate-term market interest rates in 2000 which enhanced the attractiveness of competing products, such as money market funds and bank certificates of deposit. In addition, there were no sales of face-amount certificates from May 1, 2000 through the present period, due to the previous owner of the Company not updating its Form S-1 Registration Statement beyond April 30, 2000.

For face-amount certificates reaching their maturity date during the nine months ended September 30, 2000 and 1999, 26.8% and 65%, respectively, were renewed. The percentage of renewals for the period ended September 30, 2000 was adversely impacted by the need to suspend the offering of certificates as discussed previously.

Liquidity and Financial Resources. As of September 30, 2000, the Company had $1,254,074 of qualified assets in excess of the minimum amount required by the 1940 Act. The payment of Certificate maturities and surrenders creates the Company's primary liquidity requirement. As discussed above, the principal sources of cash to meet these requirements are investment income and proceeds from maturities and sale of investments.

At September 30, 2000, cash and cash equivalents totaled $9,082,675, a decrease of $5,324,804 from December 31, 1999. The decrease is primarily attributable to dividends paid. The Company manages its cash and cash equivalent position to satisfy short-term needs. The Company may invest idle cash in short duration fixed maturities to realize additional yield when short-term liquidity requirements permit.

Cash flow of $666,782 was generated from operating activities in the nine months ended September 30, 2000. This cash flow resulted principally from investment income, less management and investment advisory fees and commissions paid. Proceeds from sales, and maturities of investments generated $6,128,488 million, in cash flow during the nine-month period, which was offset by purchases of investments of $1,293,439 million.

                           --------------------------

Managing interest rates between those earned on the Company's investments and those paid under its face-amount certificates is fundamental to the Company's investment decisions. Both rates are sensitive to changes in the general level of interest rates in the economy, as well as to competitive factors in the case of the certificates. In addition to standard methods used to analyze interest rate sensitivity, the Company regularly analyzes the potential impact of a range of different interest rate models. These provide "benchmarks" for assessing the impact on Company earnings if rates move higher or lower than the expected targets set in the Company's investment guidelines.

SBM CERTIFICATE COMPANY

                          INDEX TO FINANCIAL STATEMENTS



SBM Certificate Company (Minnesota)


         Audited Financial Statements:

         Report of Independent Auditors
         Balance Sheets as of December 31, 1999 and 1998
         Statements of Operations for the Years Ended December 31, 1999, 1998, and 1997
         Statements of Shareholder's Equity for the Years Ended December 31, 1999, 1998 and 1997
         Statements of Cash Flows for the Years Ended December 31, 1999, 1998 and 1997
         Notes to Financial Statements

         Unaudited Financial Statements:

         Condensed Balance Sheets as of September 30, 2000 (Unaudited) and December 31, 1999
         Condensed Statement of Operations for the Nine Months Ended September 30, 2000 and 1999 (Unaudited).
         Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2000 and 1999 (Unaudited)
         Notes to Financial Statements for the Nine Months Ended September 30, 2000 and 1999

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SBM Certificate Company (Minnesota)

We have audited the accompanying balance sheets of SBM Certificate Company (Minnesota) as of December 31, 1999 and 1998, and the related statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audits of the accompanying financial statements and initial issuance of our report thereon dated March 31, 2000, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company's parent, as discussed in the last paragraph of Note 2, has completed a sale agreement with 1st Atlantic Guaranty Corporation. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBM Certificate Company (Minnesota) at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                /s/ Ernst & Young LLP
                                                ---------------------
                                                ERNST & YOUNG LLP


Louisville, Kentucky
March 31, 2000
Except for the last paragraph of Note 2, as to which the date is July 19, 2000

                       SBM CERTIFICATE COMPANY (MINNESOTA)
                                 BALANCE SHEETS

---------------------------------------------------------------------------------------------------------
                                                                                       DECEMBER 31,
                                                                                   1999          1998
                                                                               -----------    -----------
ASSETS
Qualified assets:
   Cash and investments:
     Investments in securities of unaffiliated issuers:
       Fixed maturities, available-for-sale, at fair value (amortized cost:
         (amortized cost: 1999-$19,886,594;
          1998-$34,136,751)                                                    $18,998,215    $34,149,196
       Equity securities, at fair value (cost: 1999-
          1998-$290,688)                                                           353,545        390,776
     Certificate loans                                                             124,933        164,209
     Cash and cash equivalents                                                  14,407,479      3,279,970
                                                                               -----------    -----------
   Cash and investments                                                         33,884,172     37,984,151

   Receivables:
     Dividends and interest                                                        180,962        296,013
     Receivable for investment securities sold                                      53,997         22,249
                                                                               -----------    -----------
   Total receivables                                                               234,959        318,262
                                                                               -----------    -----------
Total qualified assets                                                          34,119,131     38,302,413

Other fixed maturities, available-for-sale, at fair value (amortized
    (amortized cost: 1998-$851,978) (unaffiliated issuer)                               --        847,835
Deferred acquisition costs                                                         150,400        204,228
Other assets                                                                        15,368             --
                                                                               -----------    -----------

Total assets                                                                   $34,284,899    $39,354,476
                                                                               ===========    ===========

                       SBM CERTIFICATE COMPANY (MINNESOTA)
                           BALANCE SHEETS (CONTINUED)

-----------------------------------------------------------------------------------------------------

                                                                                DECEMBER 31,
                                                                            1999             1998
                                                                        ------------     ------------
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
   Certificate reserves                                                 $ 30,116,686     $ 34,067,826
   Deferred federal income taxes                                                  --           27,265
   Accounts payable and other liabilities                                         --          231,345
                                                                        -----------------------------
Total liabilities                                                         30,116,686       34,326,436

Shareholder's equity:
   Common stock, $1 par value; 1,000,000 shares authorized;
     250,000 shares issued and outstanding                                   250,000          250,000
   Additional paid-in capital                                              3,050,000        3,050,000
   Accumulated other comprehensive income (loss) from net unrealized
    gains and losses on available-for-sale securities                       (825,522)          70,448
   Retained earnings                                                       1,693,735        1,657,592
                                                                        -----------------------------
Total shareholder's equity                                                 4,168,213        5,028,040
                                                                        -----------------------------

Total liabilities and shareholder's equity                              $ 34,284,899     $ 39,354,476
                                                                        =============================

SEE ACCOMPANYING NOTES.

                       SBM CERTIFICATE COMPANY (MINNESOTA)
                            STATEMENTS OF OPERATIONS


-------------------------------------------------------------------------------------------------

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                            1999           1998           1997
                                                        -----------------------------------------
Investment income:
   Interest income from securities                      $ 2,261,957    $ 2,699,491    $ 3,729,295
   Other investment income                                   29,602        127,006        203,810
                                                        -----------------------------------------
Total investment income                                   2,291,559      2,826,497      3,933,105

Investment and other expenses:
   Management and investment advisory fees                  154,042        207,135        246,468
   Deferred acquisition cost amortization and renewal
     commissions                                            193,973        279,289        288,974
   Real estate expenses                                       2,610         90,423        166,670
   Amortization of goodwill                                      --             --         23,833
   Other expenses (income)                                   19,200         (1,024)        29,311
                                                        -----------------------------------------
Total investment and other expenses                         369,825        575,823        755,256

Interest credited on certificate reserves                 1,615,074      2,063,311      2,795,360
                                                        -----------------------------------------
Net investment income before
  income taxes                                              306,660        187,363        382,489
Income tax benefit (expense)                                102,013        (53,630)      (124,284)
                                                        -----------------------------------------
Net investment income                                       408,673        133,733        258,205

Realized investment losses                                 (470,507)      (152,977)      (268,002)
Income tax benefit on realized
  investment losses                                          97,977         49,887        104,485
                                                        -----------------------------------------
Net realized investment losses                             (372,530)      (103,090)      (163,517)
                                                        -----------------------------------------

Net income                                              $    36,143    $    30,643    $    94,688
                                                        =========================================


SEE ACCOMPANYING NOTES.

                       SBM CERTIFICATE COMPANY (MINNESOTA)
                       STATEMENTS OF SHAREHOLDER'S EQUITY

-----------------------------------------------------------------------------------------------------------------
                                                                    ACCUMULATED
                                                    ADDITIONAL         OTHER                            TOTAL
                                      COMMON         PAID-IN       COMPREHENSIVE      RETAINED      SHAREHOLDER'S
                                      STOCK          CAPITAL       INCOME (LOSS)      EARNINGS         EQUITY
                                   ------------------------------------------------------------------------------
Balance, January 1, 1997            $ 250,000      $ 3,050,000      $  231,541      $ 1,532,261     $ 5,063,802

  Net income                                                                             94,688          94,688
  Change in net unrealized
   Gains on available-for-sale
   Securities, net of tax                                             (176,818)                        (176,818)
                                                                                                    -----------
  Comprehensive loss                                                                                    (82,130)
                                   ----------------------------------------------------------------------------
Balance, December 31, 1997            250,000        3,050,000          54,723        1,626,949       4,981,672

  Net income                                                                             30,643          30,643
  Change in net unrealized
   Gains on available-for-sale
   Securities, net of tax                                               15,725                           15,725
                                                                                                    -----------
  Comprehensive income                                                                                   46,368
                                   ----------------------------------------------------------------------------
Balance, December 31, 1998            250,000        3,050,000          70,448        1,657,592       5,028,040

  Net income                                                                             36,143          36,143
  Change in net unrealized
   gains (losses) on available-
   for-sale securities, net of                                        (895,970)                        (895,970)
   tax                                                                                              -----------
  Comprehensive loss                                                                                   (859,827)
                                   ----------------------------------------------------------------------------

Balance, December 31, 1999          $ 250,000      $ 3,050,000      $ (825,522)     $ 1,693,735     $ 4,168,213
                                   ============================================================================


SEE ACCOMPANYING NOTES.

                       SBM CERTIFICATE COMPANY (MINNESOTA)
                            STATEMENTS OF CASH FLOWS


-------------------------------------------------------------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                              1999            1998              1997
                                                                     ----------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income                                                               $     36,143     $     30,643     $     94,688
   Adjustments to reconcile net income to cash flows
    Provided by operating activities:
     Provision for certificate reserves                                     1,615,074        2,063,311        2,795,360
     Realized investment losses                                               470,507          152,977          268,002
     Deferral of acquisition costs                                           (140,145)        (325,523)        (314,805)
     Amortization of deferred acquisition costs and
      Renewal commissions                                                     193,973          279,289          288,974
     Other amortization and depreciation                                       23,711          110,043          465,553
     Deferred tax expense (benefit)                                            11,513          (79,525)        (162,627)
     Decrease in dividends and interest receivable                            115,051           32,503          205,442
     Changes in other assets and liabilities                                 (247,085)         (57,214)         323,092
                                                                         ----------------------------------------------
Cash flows provided by operating activities                                 2,078,742        2,206,504        3,963,679

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Fixed maturity investments:

   Purchases                                                              (22,469,407)     (49,260,045)     (79,455,679)
   Maturities and redemptions                                              26,873,872       24,117,893       10,812,744
   Sales                                                                   10,171,240       26,000,513       82,250,553
Sales, maturities and redemptions-mortgage loans
and real estate                                                                    --          260,296            3,091
Repayment of certificate loans, net                                            39,276           22,083           87,076
                                                                         ----------------------------------------------
Cash flows provided by investing activities                                14,614,981        1,140,740       13,697,785

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:

Amounts paid to face-amount certificate holders                            (5,737,826)     (13,423,346)      (8,179,248)
Amounts received from face-amount certificate holders                         171,612          301,208          325,456
                                                                         ----------------------------------------------
Cash flows used in financing activities                                    (5,566,214)     (13,122,138)      (7,853,792)
                                                                         ----------------------------------------------

Net change in cash and cash equivalents                                    11,127,509       (9,774,894)       9,807,672
Cash and cash equivalents at beginning of year                              3,279,970       13,054,864        3,247,192
                                                                         ----------------------------------------------

Cash and cash equivalents at end of year                                 $ 14,407,479     $  3,279,970     $ 13,054,864
                                                                         ==============================================


SEE ACCOMPANYING NOTES

                       SBM CERTIFICATE COMPANY (MINNESOTA)

                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

         SBM Certificate Company (Minnesota) (the "Company") has been a wholly owned subsidiary of ARM Financial Group, Inc. ("ARM") since June 14, 1995.

NATURE OF OPERATIONS

         The Company is an issuer of face-amount certificates and is registered under the Investment Company Act of 1940 (the "1940 Act"). A face-amount certificate is an obligation of the Company requiring the Company to pay certificate holders the original invested amount of the certificate, plus a three-year fixed-rate return, at a given maturity date. The Company's face-amount certificates are sold primarily in the Midwest. Face-amount certificates, which are similar to bank certificates of deposit, generally compete with various types of individual savings products offered by banks and insurance companies that provide a fixed rate of return on investors' money.

BASIS OF PRESENTATION

         The financial statements are prepared in accordance with accounting principles generally accepted in the United States.

INVESTMENTS

         Fixed maturities and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of taxes, reported as a separate component of shareholder's equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The amortized cost of fixed maturities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion is computed using the interest method and is included in investment income. Anticipated prepayments on mortgage-backed securities are considered in determining the effective yield on such securities. If a difference arises between anticipated and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to investment income. Interest and dividends are included in investment income. Certificate loans are carried at their unpaid principal balances. Cash and cash equivalents consist of highly liquid investments with maturities of three months or less from the time of purchase. Security transactions are accounted for on the date the order to buy or sell is executed. Realized gains and losses on the sale of investments are determined based upon the specific identification method.

         Other invested assets includes real estate, which is recorded at cost, less accumulated depreciation since the Acquisition.

DEFERRED ACQUISITION COSTS

         Costs of issuing new face-amount certificates, principally commissions, have been deferred. These costs are amortized on a straight-line basis over the initial maturity period of the certificates which is three years.

FACE-AMOUNT CERTIFICATE RESERVES

         Face-amount certificates issued by the Company entitle certificate holders, who have made either single or installment payments, to receive a definite sum of money at maturity. Certificate reserves accrue interest, and cash surrender values are less than accumulated certificate reserves prior to maturity dates. The reserve accumulation rates, cash surrender values, and certificate reserves, among other matters, are governed by the 1940 Act.

INCOME TAXES

         The Company uses the liability method of accounting for income taxes. The Company files a consolidated federal income tax return with ARM and ARM's other non-life insurance subsidiaries. Pursuant to a tax sharing agreement, the consolidated income tax due is allocated among the companies based on each company's proportionate share of taxable income. When tax benefits are recognized for losses, (capital and operating) to the extent they can be used in the consolidated return, the company that originally generated the loss is reimbursed by the benefited company. However, in the event that no consolidated tax is owed, the tax sharing agreement does not require ARM to reimburse its subsidiaries for the use of a subsidiary's losses to offset ARM income.

USE OF ESTIMATES

         The preparation of financial statements requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. MATERIAL EVENTS OF PARENT COMPANY

         As discussed in Note 1, the Company was a wholly-owned subsidiary of ARM as of December 31, 1999, and pursuant to an Investment Services Agreement and an Administrative Services Agreement, the Company's operations were administered and managed by ARM. On July 29, 1999, ARM announced that it was restructuring its institutional business and positioning its retail business and technology operations for the sale of ARM or its businesses or its assets. Following the July 29, 1999 announcement, the ratings of ARM and Integrity were significantly lowered several times by four major rating agencies, materially and adversely affecting Integrity's ability to market and maintain persistency of retail products. As a result, ARM sought protection with respect to its insurance subsidiary, Integrity, from the Ohio Department of Insurance. Integrity is domiciled in Ohio. On August 20, 1999, Integrity consented to a Supervision Order issued by the Ohio Department of Insurance. The supervision order was terminated on March 3, 2000 as a result of the consummation of the Insurance Transaction.

         On December 17, 1999 ARM announced that it had signed a definitive agreement whereby Western and Southern Life Insurance Company ("Western and Southern") would acquire ARM's insurance subsidiaries, Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company. The acquisition of the insurance companies by Western and Southern was implemented in a voluntary petition for relief under chapter 11 of the Bankruptcy Code filed on December 20, 1999 in the United States Bankruptcy Court for the District of Delaware. In re: ARM Financial Group, Inc., Case No.: 99-4430 (Judge Walsh). On March 3, 2000 ARM completed the sale of its insurance subsidiaries to Western and Southern ("the Insurance Transaction").

         Western and Southern did not acquire the Company or ARM Securities. As a result of the consummation of the Insurance Transaction, the vast majority of ARM's employees, including the employees who support the Company, became employees of Integrity (see Item 7 below). Employees of Integrity are assisting ARM in winding up ARM's affairs, including the administration of the Company, pursuant to a Transition Services Agreement dated March 3, 2000 ("the Transition Services Agreement"). The Transition Services Agreement has a term of eighteen months, but may be terminated by Western and Southern after six months, upon 90 days notice.

         Pursuant to a Letter Agreement dated February 17, 2000 (as amended on March 1, 2000, the "WTR&A Agreement"), ARM retained Walker, Truesdell, Radick & Associates ("WTR&A") as its Restructuring Agent, to provide consulting and management services to ARM, including services related to the sale of the Company to 1st Atlantic. On March 2, 2000, WTR&A's retention was approved by the Bankruptcy Court. WTR&A is a consulting firm that specializes in crisis management, bankruptcy administration and asset liquidation services.

         On March 28, 2000 ARM and the Company entered into a stock purchase agreement to sell the Company to 1st Atlantic Guaranty Corporation ("1st Atlantic") (the "Purchase Agreement"). The Purchase Agreement was submitted to the Bankruptcy Court for approval. An auction between interested bidders was conducted, 1st Atlantic ultimately prevailed. The Purchase Agreement as approved by the Bankruptcy Court provides for a purchase price of $1,400,000. Of the purchase price, $1,000,000 will be paid directly to ARM and $400,000 will be placed in escrow for 18 months. The escrowed proceeds shall be used to secure certain indemnifications of ARM. Immediately prior to the closing of the sale, the Company shall (subject to obtaining appropriate regulatory approvals) dividend to ARM an amount equal to the Company's shareholders' equity less (i) $450,000 and (ii) estimated deferred acquisition costs net of income taxes. The dividend will be in the form of a transfer of certain securities, in kind, and the balance, if any, in cash or cash equivalents. The transaction was approved by the Bankruptcy Court on April 27, 2000, and closed on July 19, 2000.

3. INVESTMENTS

         The amortized cost and estimated fair values of available-for-sale securities were as follows:

                                           ----------------------------------------------------
                                                            GROSS        GROSS
                                                          UNREALIZED   UNREALIZED     ESTIMATED
                                               COST         GAINS        LOSSES      FAIR VALUE
                                           ----------------------------------------------------
DECEMBER 31, 1999:

   Fixed maturities:
     Mortgage-backed securities            $10,558,001    $      28    $ 282,218    $10,275,811
     Corporate securities                    8,161,388        7,405      569,999      7,598,794
     U.S. Treasury securities and
       obligations of U.S. government
       agencies                                414,246          205       31,388        383,063
     Foreign governments                       450,602           --       13,220        437,382
     Asset-backed securities                   139,908           --        2,583        137,325
     Obligations of state and political
       subdivisions                            162,449        3,435           44        165,840
                                           ----------------------------------------------------
   Total fixed maturities                   19,886,594       11,073      899,452     18,998,215
   Equity securities                           290,688       62,857           --        353,545
                                           ----------------------------------------------------
       Total available-for-sale
           securities                      $20,177,282    $  73,930    $ 899,452    $19,351,760
                                           ====================================================

DECEMBER 31, 1998:

   Fixed maturities:
     Mortgage-backed securities            $18,342,358    $  74,953    $  45,435    $18,371,876
     Corporate securities                    9,637,558       75,980      115,474      9,598,064
     U.S. Treasury securities and
       obligations of U.S. government
       agencies                              6,062,081       58,793        7,162      6,113,712
     Foreign governments                       450,787           --       42,056        408,731
     Asset-backed securities                   334,340           --        2,643        331,697
     Obligations of state and political
       subdivisions                            161,605       11,346           --        172,951
                                           ----------------------------------------------------
   Total fixed maturities                   34,988,729      221,072      212,770     34,997,031
   Equity securities                           290,688      100,088           --        390,776
                                           ----------------------------------------------------
       Total available-for-sale
           securities                      $35,279,417    $ 321,160    $ 212,770    $35,387,807
                                           ====================================================

         The amortized cost and estimated fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties and because mortgage-backed and asset-backed securities provide for periodic payments throughout their life.

                                                  DECEMBER 31, 1999
                                              --------------------------
                                                                ESTIMATED
                                                                  FAIR
                                                  COST           VALUE
                                              --------------------------
FIXED MATURITIES:

    Due in one year or less                   $   194,735    $   194,940
    Due after one year through five years         473,531        460,734
    Due after five years through ten years      2,780,967      2,579,918
    Due after ten years                         5,739,452      5,349,487
    Asset-backed securities                       139,908        137,325
    Mortgage-backed securities                 10,558,001     10,275,811
                                              --------------------------
      Total fixed maturities                  $19,886,594    $18,998,215
                                              ==========================

         Gross gains of $101,621, $123,867 and $765,664 and gross losses of $572,128, $95,449 and $1,082,809 were realized on sales of fixed maturities classified as available-for-sale for the year ended December 31, 1999, 1998, and 1997, respectively.

         Gross gains of $23,459 and $49,143 were recognized on equity securities sold during 1998 and 1997, respectively. Gross losses of $1,062, were recognized on equity securities sold for the year ended December 31, 1998. There were no gross losses recognized on equity securities sold for the year ended December 31, 1997. There were no gross gains or losses recognized on equity securities sold for the year ended December 31, 1999.

         During 1998, the Company sold its sole investment in real estate and realized a loss of $178,795 associated with the transaction.

4. COMPREHENSIVE INCOME

         Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including net income and the change in unrealized gains or losses on the Company's available-for-sale securities.

         The following table shows, for available-for-sale securities, a reconciliation of the net unrealized gain (loss) arising during the period and the change in net unrealized gains (losses) as reported on the accompany statements of shareholder's equity. Amounts are reported net of related tax at the 35% statutory rate.

                                                                 YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                           1999           1998           1997
   --------------------------------------------------------------------------------------------
   Net unrealized gain (loss) arising
     During period on available-for-sale securities    $(1,162,300)    $  99,925     $ (235,975)

   Reclassification adjustment for net realized
     (gains) losses included in net income                 266,330       (84,200)        59,157
                                                       ----------------------------------------

   Change in net unrealized gains (losses) on
     Available-for-sale securities                     $  (895,970)    $  15,725     $ (176,818)
                                                       ========================================


5. CERTIFICATE RESERVES

         Total certificate reserves at December 31 are summarized as follows:

                                                                                     MINIMUM          ADDITIONAL
                                                      1999            1998           INTEREST          INTEREST
                                                  ----------------------------------------------------------------

     Fully-paid certificates:

        Single-payment series 503                 $ 27,085,547    $ 30,754,255        2.50%         2.10% to 4.60%
        Installment                                  1,958,776       2,084,595    2.50% to 3.50%    1.50% to 2.75%
        Optional settlement                            534,582         594,300    2.50% to 3.00%    2.00% to 2.75%
        Due to unlocated certificate                     3,191           3,126        None
     holders
                                                  ----------------------------
                                                    29,582,096      33,436,276

     Installment certificates:

        Reserves to mature, by series:
          120, and 220                                 256,219         302,400        3.25%         1.75% to 2.00%
          315                                          120,540         135,104        3.50%         1.50% to 1.75%
        Advance payments                               157,831         194,046          *                 *
                                                  ----------------------------
                                                       534,590         631,550
                                                  ----------------------------
              Total certificate reserves          $ 30,116,686    $ 34,067,826
                                                  ============================

* Minimum interest rates on advance payments are generally the same as the rates on scheduled installment payments. Interest credited on advance payments, however, is accruing at 5.00% and will continue at that rate through 2000.

6. FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgement was required to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                     DECEMBER 31, 1999              DECEMBER 31, 1998
                                              -------------------------------------------------------------
                                                CARRYING        ESTIMATED       CARRYING         ESTIMATED
                                                  VALUE         FAIR VALUE        VALUE         FAIR VALUE
-----------------------------------------------------------------------------------------------------------

Assets:

    Fixed maturities                           $18,998,215     $18,998,215     $34,997,031     $34,997,031
    Equity securities                              353,545         353,545         390,776         390,776
    Certificate loans                              124,933         124,933         164,209         164,209
    Cash and cash equivalents                   14,407,479      14,407,479       3,279,970       3,279,970
Liabilities:
    Certificate reserves                        30,116,686      30,223,837      34,067,826      34,251,701
    Accounts payable and other liabilities              --              --         231,345         231,345

         The following methods and assumptions were used in estimating fair values:

         Fair values for investments in securities are based on quoted market prices, where available. For fixed maturities and equity securities for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

CERTIFICATE LOANS

         The carrying value of certificate loans approximates their fair value.

CASH AND CASH EQUIVALENTS

         The carrying amounts of cash and cash equivalents approximate their fair value given the short-term nature of these assets.

CERTIFICATE RESERVES

         The fair value of certificate reserves is based on a discounted cash flow analysis, using the current interest rate offered on new certificates of 5.00% at December 31, 1999 and 1998.

OTHER INVESTED ASSETS, OTHER ASSETS, ACCOUNTS PAYABLE AND OTHER LIABILITIES

         The financial statement carrying amounts of other invested assets, other assets, accounts payable and other liabilities are deemed to be a reasonable approximation of their fair value.

7. FEDERAL INCOME TAXES

         Deferred federal income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(ii) operating and capital losses. Significant components of the deferred tax liabilities and assets as of December 31, 1999 and December 31, 1998 were:

                                                                              DECEMBER 31,
                                                                        -----------------------
                                                                           1999          1998
                                                                        -----------------------
Deferred tax liabilities:
   Net unrealized gains on available-for-sale securities                $      --     $  37,936
   Other                                                                    1,617         1,616
                                                                        -----------------------
       Total deferred tax liabilities                                       1,617        39,552

Deferred tax assets:
   Net unrealized losses on available for sale securities                 288,933            --
   Investments                                                             96,145        73,867
   Capital loss carryover                                                 138,683            --
    Net operating loss carryforward                                            --        58,420
                                                                        -----------------------
       Total deferred tax assets                                          523,761       132,287
   Valuation allowance for deferred tax assets                           (522,144)     (120,000)
                                                                        -----------------------
       Net deferred tax assets                                              1,617        12,287
                                                                        -----------------------
   Deferred tax liabilities shown on the accompanying balance sheets    $      --     $  27,265
                                                                        =======================

         The Company's net operating loss carryforward of $166,915 at December 31, 1998 was fully utilized in 1999.

         The components of the provision for federal income tax expense consist of the following:

                                                      YEAR ENDED DECEMBER 31,
                                              -------------------------------------
                                                 1999          1998          1997
                                              -------------------------------------
Current                                       $(211,503)    $  83,268     $ 182,426
Deferred                                         11,513       (79,525)     (162,627)
                                              -------------------------------------
Total federal income tax expense (benefit)    $(199,990)    $   3,743     $  19,799
                                              =====================================

         In the event that future tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the Acquisition date, such benefits are applied to first reduce the balance of goodwill. During 1997, goodwill was reduced by $89,262 as a result of realizing such benefits. No such benefits were realized in 1999 and 1998. The 1997 reduction in the valuation allowance of $314,521 reduced the goodwill balance to zero.

         Federal income tax expense differs from that computed by using the federal income tax rate of 35% as shown below.

                                                                  YEAR ENDED DECEMBER 31,

                                                         --------------------------------------
                                                            1999          1998          1997
                                                         --------------------------------------
Income tax expense (benefit) at statutory rate           $ (57,346)    $  12,035     $  40,070
Unreimbursed capital loss carryover used by ARM                 --       281,842            --
Increase (decrease) in valuation allowance related to
    Capital loss carryover                                  66,700      (280,000)           --
Decrease in contingent tax liability                      (200,000)           --            --
Dividend received deduction                                 (7,211)       (7,749)      (12,457)
Tax-exempt interest                                         (2,612)       (4,194)       (5,677)

Goodwill amortization                                           --            --         8,342
Other                                                          479         1,809       (10,479)
                                                         -------------------------------------
Total federal income tax expense (benefit)               $(199,990)    $   3,743     $  19,799
                                                         =====================================

         The Company files a consolidated federal income tax return with ARM and ARM's other non-life insurance subsidiaries. At December 31, 1999 and 1998, ($28,282) and $103,373 were due to/(from) ARM, respectively, pursuant to the tax sharing agreement, related to ordinary losses.

8. RELATED PARTY TRANSACTIONS

         Management and investment advisory fee expenses reflected in the accompanying financial statements represent allocations of expenses from ARM. These allocations include amounts for administrative and investment services, including use of property, equipment and facilities. The allocations are currently based on the proportion which such business and assets managed represents of all of ARM's and its subsidiaries' business activities. The allocations were $154,042, $207,135, and $246,468 for the years ended December 31, 1999, 1998, and 1997, respectively. Management believes that the methods used to allocate such expenses are reasonable.

         The Company has paid ARM Securities Corporation, an affiliate, $140,145, $325,523 and $314,805 for the years ended 1999, 1998 and 1997, respectively, for sales commissions and other issuance, underwriting and sales expenses.

9. SHAREHOLDER'S EQUITY AND REGULATORY MATTERS

         The Company is subject to two principal restrictions relating to its regulatory capital requirements. First, under the 1940 Act, the Company is required to establish and maintain qualified assets (as defined in Section 28(b) of the 1940 Act) having a value not less than the aggregate of certificate reserves plus $250,000 ($30.4 million and $34.3 million at December 31, 1999 and 1998, respectively). The Company had qualified assets (at amortized cost) of $34.9 million and $38.2 million at those respective dates.

         For purposes of determining compliance with the foregoing provisions, qualified assets are valued in accordance with District of Columbia Insurance Laws (the "D.C. Laws") as required by the 1940 Act. Qualified assets for which no provision for valuation is made in the D.C. Laws are valued in accordance with rules, regulations, or orders prescribed by the SEC. These values are the same as the financial statement carrying values, except that for financial statement purposes, fixed maturities and equity securities classified as available-for-sale are carried at fair value. For qualified asset purposes, fixed maturities classified as available-for-sale are valued at amortized cost and equity securities are valued at cost.

         Second, the Minnesota Department of Commerce ("MDC") has historically recommended to the Company that face-amount certificate companies should maintain a ratio of shareholder's equity to total assets of a minimum of 5% based upon a valuation of available-for-sale securities at amortized cost for purposes of this calculation. Under this formula, the Company's capital ratio was 14.0% and 12.6% at December 31, 1999 and 1998, respectively.

         Pursuant to the required calculations of various states, the provisions of the certificates, depository agreements, and the 1940 Act, qualified assets of the Company were deposited with independent custodians to meet certificate liability requirements as of December 31, 1999 and 1998, as shown in the following table. Certificate loans, secured by applicable certificate reserves, are deducted from certificate reserves in computing deposit requirements.

                                                                           1999           1998
                                                                       --------------------------
Qualified assets on deposit with:
   Central depositary                                                  $34,214,584    $37,534,866
   State governmental authorities                                          197,021        196,143
                                                                       --------------------------
     Total qualified assets on deposit                                  34,411,605    $37,731,009
                                                                       ==========================

     Required deposits (certificate reserves less certificate loans
        plus $250,000)                                                 $30,241,753    $34,153,617
                                                                       ==========================

Qualified assets on deposit consisted of investment securities, at cost plus accrued interest at December 31, 1999 and 1998.

                             SBM CERTIFICATE COMPANY
                            CONDENSED BALANCE SHEETS

                                                                                      September 30,   December 31,
                                                                                          2000            1999
                                                                                       -----------    ------------
ASSETS                                                                                 (Unaudited)
Qualified assets:
      Cash and investments:
         Investments in securities of unaffiliated issuers:
         Fixed maturities, available-for-sale, at fair value (amortized cost:
         September 30, 2000 -
            $13,444,268; December 31, 1999 - $19,886,594)                              $13,114,300    $18,998,215
            Equity securities, at fair value (amortized cost: September 30,
            2000 - $161,772; December 31, 1999 - $290,688)                                 201,312        353,545
            Certificate loans                                                              110,945        124,933
            Mortgage notes receivable                                                    1,029,621              0
            Cash and cash equivalents                                                    9,082,675     14,407,479
            Escrows                                                                        364,167              0
                                                                                       -----------    -----------
      Total cash and investments                                                        23,903,020     33,884,172

      Receivables

            Dividends and interests                                                        141,216        180,962
            Receivable for investment securities sold                                       21,254         53,997
                                                                                       -----------    -----------
      Total receivables                                                                    162,470        234,959
                                                                                       -----------    -----------
   Total qualified assets                                                               24,065,490     34,119,131

   Other assets                                                                                  0         15,368

   Deferred acquisition costs                                                              145,385        150,400
   Goodwill, net of accumulated amortization                                               265,567              0
                                                                                       -----------    -----------
   Total assets                                                                        $24,476,442    $34,284,899
                                                                                       ===========    ===========

                             SBM CERTIFICATE COMPANY
                      CONDENSED BALANCE SHEETS (CONTINUED)

                                                                                  September 30,    December 31,
                                                                                      2000            1999
                                                                                  ------------    -------------
                                                                                  (Unaudited)
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
      Certificate reserves                                                        $ 22,811,416     $ 30,116,686
      Federal taxes payable                                                            101,283                0
      Deferred tax liability                                                            62,350                0
      Accounts payable and other liabilities                                            89,443                0
                                                                                  -------------    ------------
      Total liabilties                                                              23,064,492       30,116,686

   Shareholder's equity:
      Common Stock, $1 par value, 10,000,000 authorized, 250,000 shares issued
      and outstanding                                                                  250,000          250,000
      Additional paid-in capital                                                     1,102,500        3,050,000
      Retained earnings (deficit)                                                      (39,644)       1,693,735
      Accumulated other comprehensive income (loss)                                     99,094         (825,522)
                                                                                  -------------    ------------
      Total shareholder's equity                                                     1,411,950        4,168,213
                                                                                  -------------    ------------

   Total liabilities and shareholder's equity                                     $ 24,476,442     $ 34,284,899
                                                                                  ============     ============

SEE ACCOMPANYING NOTES.

                             SBM CERTIFICATE COMPANY
                       CONDENSED STATEMENTS OF OPERATIONS


                                                                             Nine months ended
                                                                               September 30,
                                                                       ----------------------------
                                                                            2000            1999
                                                                       ------------     -----------
                                                                                        (Unaudited)
Investment income:
      Interest and dividend income from securities                      $ 1,454,806     $ 1,705,397
      Realized investment gains (losses)                                   (453,859)       (470,507)
      Other investment income (losses)                                       13,212          19,753
                                                                        -----------     -----------
      Total investment income                                             1,014,159       1,254,643

   Investment and other expenses:
      Management and investment advisory fees                                68,700          99,474
      Amortization of goodwill                                                2,984               0
      Deferred acquisition cost amortization and renewal commissions         85,496         163,792
      Other expenses                                                         78,520          15,084
                                                                        -----------     -----------
   Total investment and other expenses                                      235,700         278,350

   Interest credited on certificate reserves                                885,896       1,247,419
                                                                        -----------     -----------
   Net investment income before income tax benefit (expense)               (107,437)       (271,126)
   Income tax benefit (expense)                                         $  (137,689)    $  (112,214)
                                                                        -----------     -----------
   Net income (loss)                                                    $  (245,126)    $  (383,340)
                                                                        ===========     ===========

SEE ACCOMPANYING NOTES.

                        CONDENSED STATEMENTS OF CASHFLOW
          For the nine month period ending September 30, 2000 and 1999

                                                                                  2000             1999
                                                                              ------------     ------------
                                                                                       (Unaudited)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
   Net loss:                                                                  $   (245,126)    $   (383,340)
      Adjustments to reconcile net loss to cash have provided by operating activities:
      Realized loss on sale of investments                                         453,859          470,507
      Changes in other assets and liabilities                                      458,049        1,420,310
                                                                              ------------     ------------
      Cash flows provided by operating activities                                  666,782        1,507,477
                                                                              ------------     ------------
   CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:
      Cash paid for SBM-MN                                                      (1,350,000)               0
      Purchases of fixed maturity investments                                     (263,808)     (21,473,925)
      Sales and redemption of fixed maturity investments                         6,128,488       30,141,233
      Investment in mortgage notes receivable                                   (1,029,621)               0
      Repayments of certificate loans, net                                          14,388           41,483
                                                                              ------------     ------------
   Cash flows provided by investing activities                                   3,499,444        8,708,791
                                                                              ------------     ------------
   CASH FLOWS USED IN FINANCING ACTIVITIES:
      Proceeds from the sale of common stock                                         2,500                0
      Capital contributed to company                                             1,350,000                0
      Amounts paid to face-amount certificate holders                           (5,400,850)      (4,397,769)
      Amounts received from face-amount certificate holders                         15,681          164,612
      Dividends paid                                                            (5,458,364)               0
                                                                              ------------     ------------
   CASH FLOWS USED IN FINANCING ACTIVITIES:                                     (9,491,033)      (4,233,157)
                                                                              ------------     ------------
   Net (decrease) increase in cash and cash equivalents                         (5,324,804)       5,983,111
   Cash and cash equivalents at beginning of period                             14,407,479        3,279,970
                                                                              ------------     ------------
   Cash and cash equivalents at end of period                                 $  9,082,675     $  9,263,081
                                                                              ============     ============

   Supplemental disclosure of significant non-cash investing and financing activities:

      Unrealized gain on investments                                          $    451,559
                                                                              ============
      Release of certificate reserve liability                                $  1,526,015
                                                                              ============
      Acquisition of SBM-MN:
         Cash purchase price                                                     1,350,000
         Net assets acquired                                                    (1,081,449)
                                                                              ............
      Goodwill                                                                $    268,551
                                                                              ============


   SEE ACCOMPANYING NOTES.

                             SBM CERTIFICATE COMPANY
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2000

1.  ORGANIZATION AND BASIS OF PRESENTATION

SBM Certificate Company (the "Company" or "SBM-MD") was formed on May 24, 2000 under the laws of the State of Maryland. The Company is a wholly owned subsidiary of State Bond and Mortgage Company, LLC ("State Bond"). The Company is an issuer of face-amount certificates and is registered under the Investment Company Act of 1940 (the "1940 Act"). Face-amount certificates issued by the Company entitle the certificate holder to receive, at maturity, the principal investment and accrued interest. The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q.

On July 19, 2000, SBM-MD completed a merger transaction with SBM Certificate Company, a Minnesota corporation ("SBM-MN"), whereby the Company became the surviving corporation (See note 3). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the Company for the nine months ended September 30, 2000, are not necessarily indicative of those to be expected for the year ending December 31, 2000. For further information, refer to the Company's financial statements and footnotes thereto for the year ended December 31, 1999, included in this Prospectus.

2.  COMPREHENSIVE INCOME

Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," requires unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income.

The components of comprehensive income (loss), net of related tax, for the nine months ended September 30, 2000 and 1999 are as follows:

                                                            Nine months ended
                                                              September 30,
                                                       ---------------------------
                                                           2000            1999
                                                       -----------     -----------
Net income (loss)                                      $  (245,126)    $  (383,340)
Net unrealized gains (losses) on available-for-sale
securities, net of tax                                     389,209        (628,772)
                                                       -----------     -----------
Comprehensive income (loss)                            $   144,083     $(1,012,112)
                                                       ===========     ===========

3. ACQUISITION OF COMPANY BY STATE BOND AND MORTGAGE COMPANY, L.L.C.

On July 19, 2000, State Bond completed the purchase of 100% of the issued and outstanding shares of common stock of SBM-MN, from ARM Financial Group ("ARM"), a Delaware corporation (the "Acquisition"). SBM-MN was a wholly owned subsidiary of ARM and an issuer of face-amount certificates under the Investment Company Act of 1940. The Company filed a report on Form 8-K dated July 24, 2000 to report the Acquisition.

State Bond effected the Acquisition as assignee under a Stock Purchase Agreement, dated March 28, 2000, by and among 1st Atlantic Guaranty Corporation ("1st Atlantic"), a Maryland corporation, SBM-MN and ARM. State Bond is a 100% owned subsidiary of 1st Atlantic. A copy of the Stock Purchase Agreement (exhibits omitted) was included as an exhibit to 1st Atlantic's Form 8-K dated April 12, 2000, filed to report the then proposed acquisition.

The Stock Purchase Agreement provided for a purchase price of $1,400,000, which allowed for an adjustment to the purchase price based on actual asset value at the date of the Acquisition. As a result, the purchase price was reduced to $1,350,000, of which $950,000 was paid directly to ARM and $400,000 is being held by an escrow agent for 18 months as security for certain post-closing obligations and liabilities of ARM under the Stock Purchase Agreement. The transaction was accounted for as a reverse merger using the purchase method of accounting, whereby SBM-MD became the surviving corporation.

Additionally the Acquisition resulted in goodwill calculated as follows:

    Purchase Price                                                 $ 1,350,000

      Less:
         Total Assets at Acquisition               $27,482,692

            Total Liabilities at Acquisition        26,401,243
                                                    ----------

Net Assets                                                           1,081,449
                                                                   -----------

     Goodwill from merger                                          $   268,551
                                                                   -----------

Goodwill is being amortized over 15 years. Accumulated amortization was $2,984 at September 30, 2000.

The Acquisition was financed by a short-term bank loan made to State Bond, in the amount of $1,500,000. The loan provided for a floating and fluctuating rate of interest equal to the prime rate. State Bond's President, his wife and other officers also personally guaranteed this loan.

On July 19, 2000, upon completion of the acquisition, the Company declared and paid a cash dividend in the amount of $1,500,000 to its parent, State Bond, which used these proceeds to repay the bank borrowing described above.

Immediately prior to the closing of the sale, the Company paid a dividend to ARM in an amount equal to the Company's shareholders' equity less (i) $450,000 and
(ii) estimated deferred acquisition cost net of income taxes. The dividend, totaling $3,708,384 was in the form of a transfer of certain securities, in-kind, and the balance, in cash and cash equivalents. The transaction was approved by the Bankruptcy Court on April 27, 2000.

Following the Acquisition, a new methodology for calculating the certificate reserve liability was adopted and implemented. This methodology is in accordance with Section 28 of the Investment Company Act of 1940, which states that the certificate reserve balance shall at no time be less than the aggregate surrender values and other amounts to which all certificate holders are entitled. Application of this method of calculating reserves resulted in a reduction of the certificate reserve liability of $1,526,015. This amount is reflected as an adjustment to the retained earnings in the financial statements.

As a result of the Acquisition transactions, SBM-MD has succeeded SBM-MN as the "registrant" in all filings made by SBM-MN under the Securities Act of 1933, Securities Exchange Act of 1934 and Investment Act of 1940 ("1940 Act").

Pursuant to the Stock Purchase Agreement, the former board of directors of SBM-MN has resigned and the incumbent board of directors of SBM-MD, appointed on July 13, 2000, succeeded as the board of directors for the Company.

The Stock Purchase Agreement and related transactions described above were part of the proceedings involved in a voluntary petition for relief under Chapter 11 of the Bankruptcy Code filed on December 20, 1999 in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") by ARM, as previously reported in the Company's Form 10-Q report for the quarter ended June 30, 2000. The Stock Purchase Agreement, ultimate purchase of SBM-MN by 1st Atlantic (through State Bond) and dividend paid to ARM, among other transactions, were approved by the Bankruptcy Court.

4. REGISTRATION STATEMENT

As a result of SBM-MN's lack of employees, staff assistance and the pending sale of SBM-MN, SBM-MN did not file an updated Registration Statement on Form S-1 ("S-1") with the Securities and Exchange Commission for offerings of certificates after April 30, 2000. However, the Company has filed an amendment, and will file a further amendment, to its S-1 so that the Company may resume its offerings of certificates at the earliest possible date.

                                     PART II

Item 13  Other Expenses of Issuance and Distribution


SEC registration fees...............................................  $ *
Fees and expenses of auditors.......................................    3,000
Printing costs......................................................    5,000
Legal fees and expenses.............................................   13,000
Miscellaneous.......................................................    1,000
                                                                      -------
     Total..........................................................  $22,000
                                                                      =======


*Paid pursuant to Rule 24f-2 of the Investment Company Act of 1940.

All amounts shown in the table above are estimated.

Item 14  Indemnification of Directors and Officers

Under Section 2-418 of Maryland General Corporation Law, a corporation may indemnify certain Directors, officers, employees, or agents. Consistent with Maryland law, Article Seventh (E)(viii) of Registrant's Articles of Incorporation ("Articles") permits it to indemnify its Directors and officers to the fullest extent permitted by law. In addition, Article X of Registrant's By-Laws permits it to insure and indemnify its Directors, officers, and employees and agents to the fullest extent permitted by law. The above-cited provisions of Registrant's Articles and By-Laws, which have been filed as exhibits to this Registration Statement, are incorporated by reference into this Item to the extent necessary to respond to this item.

Various agreements that Registrant has entered or will enter into contain provisions for the indemnification of Registrant's officers and directors to the extent permitted by applicable law. These agreements have been filed as exhibits to this Registration Statement, and are hereby incorporated by reference into this Item to the extent necessary to respond to this item.

Item 15  Recent Sales of Unregistered Securities

         Not Applicable

Item 16  Exhibits and Financial Statement Schedules

(a)    Exhibits

(2) Stock Purchase Agreement dated March 28, 2000 by and among 1st Atlantic Guaranty Corporation, SBM Certificate Company, and ARM Financial Group (Exhibits omitted), incorporated by reference to Exhibit (2) to Form 8-K dated March 28, 2000 of 1st Atlantic Guaranty Corporation (File No. 333-41361).

(3)(a)         Articles of Incorporation of the Company*

(3)(a)(i) Certificate of Correction of Articles of Incorporation of the Company

(3)(b)         By-Laws of the Company*

(4)(a)         Form of Application*

(4)(b)         Form of Account Statement*

(5)            Opinion of Griffin, Griffin, Tarby & Murphy, LLP

(10)(a) Administrative Services Agreement dated as of the 19th day of July 2000, by and between the Company and State Bond & Mortgage Company, L.L.C.

(10)(b) Custody Agreement, as amended and supplemented, between the Company (as successor to SBM Certificate Company (Minnesota)) and First Trust National Association (now U.S. Bank Trust N.A.) dated December 20, 1990, incorporated by reference to Exhibit 10(b) to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on January 2, 1991.

(23)(a)        Consent of Ernst & Young LLP dated December 22, 2000

(23)(b)        Consent of Counsel (See Exhibit (5))

(24)           Powers of Attorney*

* Previously filed, on September 28, 20000, as part of Post-Effect Amendment No. 11 to this Registration Statement.

(b) Financial Statement Schedules (SBM Certificate Company (Minnesota))

Report of Independent Auditors

Schedule I      Investments in Securities of Unaffiliated Issuers - December 31,
                1999
Schedule V      Qualified Assets on Deposit- December 31, 1999
Schedule VI     Certificate Reserves - Year Ended December 31, 1999
Schedule XII    Valuation and Qualifying Accounts - December 31, 1999

Schedules required by Article 6 of Regulation S-X for face-amount certificate companies other than those listed are omitted because they are not required, are not applicable, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

                                                                      ITEM 16(b)

                       SBM CERTIFICATE COMPANY (MINNESOTA)

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                DECEMBER 31, 1999

                                                                           PAGE
                                                                           ----

Report of Independent Auditors.............................................S-2
Schedule I   Investments in Securities of Unaffiliated Issuers.............S-3
Schedule V   Qualified Assets on Deposit...................................S-6
Schedule VI  Certificate Reserves..........................................S-7
Schedule XII Valuation and Qualifying Accounts.............................S-13


Schedules required by Article 6 of Regulation S-X other than those listed are omitted because they are not required, are not applicable, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SBM Certificate Company (Minnesota)

We have audited the financial statements of SBM Certificate Company (Minnesota) as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated March 31, 2000, except for the last paragraph of Note 2, as to which the date is July 19, 2000. Our audit also included the financial statement schedules listed in Item 16 (b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.

                                                /s/ Ernst & Young LLP
                                                --------------------------------
                                                ERNST & YOUNG LLP

Louisville, Kentucky
March 31, 2000

                                                                           PRINCIPAL
NAME OF ISSUER AND TITLE OF ISSUE                                            AMOUNT      COST (a) (b)        VALUE (a)
-----------------------------------------------------------------------------------------------------------------------
FIXED MATURITIES AVAILABLE-FOR-SALE:
  U.S. TREASURY SECURITIES:
      U.S. Treasury Note, 5.625%, due 5/15/2008                           $  200,000       $219,512           $188,124

      U.S. Treasury Note, 5.50%, due 4/15/2000                               195,000        194,734            194,939
                                                                                     ----------------------------------
                                                                                            414,246            383,063


  OBLIGATIONS OF STATE AND POLITICAL SUBDIVISIONS:
      Belmont County, Ohio, Sanitary Sewer District #3 Waterworks
        Revenue Bonds, 4.25%, due 4/01/2004                                   24,000         22,930             23,353
      Douglas County, Washington, Public Utilities District #1, Wells
        Hydroelectric Revenue Bonds, 4%, due 9/01/2018                        55,000         46,646             49,161
      North Marshall, Kentucky, Water District, 5%, due 5/01/2006             25,000         24,076             24,573
      Yuba County, California, Water Agency Bonds, 4%, due 3/01/2016          75,000         68,797             68,753
                                                                                     ----------------------------------
                                                                                            162,449            165,840

  FOREIGN GOVERNMENT:
      Korea Development Bank, 6.5%, due 11/15/2002                           450,000        450,602            437,382

  CORPORATE SECURITIES:
    FINANCIAL INSTITUTIONS:
      Bankboston Cap. Trust III, 6.87%, due 6/15/2027                      1,000,000        996,713            975,437
      Central Fidelity Cap. I, Series A, 7.18%, due 4/15/2027                950,000        977,574            930,844
      Citigroup Inc., 7%, due 12/01/2025                                     300,000        316,906            272,160
      First Union Corp., 6.4%, due 4/1/2008                                  960,000        974,711            887,789
      Mercantile Bankcorp, 7.06%, due 2/01/2027                              980,000        984,205            946,309
      Travelers Capital, 7.75%, due 12/01/2036                               308,000        323,958            280,643
                                                                                     ----------------------------------
                                                                                          4,574,067          4,293,182

    PUBLIC UTILITIES:
      Laclede Gas Co., Ser B, 5%, due 3/31/2011 (c)                            3,000         55,595             63,000
      MCI Communications Corp., 7.75%, due 3/15/2024                         900,000        970,715            849,060
      Nicor Inc., 5%, due 5/01/2009 (c)                                          800         32,842             32,000
                                                                                     ----------------------------------
                                                                                          1,059,152            944,060

                       SBM CERTIFICATE COMPANY (MINNESOTA)

         SCHEDULE I - INVESTMENTS IN SECURITIES OF UNAFFILIATED ISSUERS

                                DECEMBER 31, 1999

                                                                           PRINCIPAL
NAME OF ISSUER AND TITLE OF ISSUE                                            AMOUNT      COST (a) (b)        VALUE (a)
-----------------------------------------------------------------------------------------------------------------------
    INDUSTRIAL:
      TXU Gas Capital, 7.43%, due 7/1/2028                                $  985,000    $   998,343        $   914,119
      CBS Corp., 7.15%, due 5/20/2005                                        750,000        781,677            735,848
      USX Corp., 6.65%, due 2/1/2006                                         750,000        748,149            711,585
                                                                                     ----------------------------------
                                                                                          2,528,169          2,361,552
                                                                                     ----------------------------------

  TOTAL CORPORATE SECURITIES                                              $             $ 8,161,388        $ 7,598,794

                       SBM CERTIFICATE COMPANY (MINNESOTA)

                                DECEMBER 31, 1999

                                                                              PRINCIPAL
NAME OF ISSUER AND TITLE OF ISSUE                                              AMOUNT      COST (a) (b)     VALUE (a)
-------------------------------------------------------------------------------------------------------------------------
FIXED MATURITIES AVAILABLE-FOR-SALE (CONTINUED):


  ASSET-BACKED SECURITIES:
    Auto Receivable, 96-C A, 7.3%, due 5/10/2002                              $   140,128     $   139,908    $   137,325
  MORTGAGE-BACKED SECURITIES:
    Blackrock Capital Finance BCF 97-R1 WAC, 6.38446%, due 3/25/2037              638,953         633,755        595,724
    Countrywide Home Loans RAST, 1998-A8 , A6, 6.2124%, due 8/25/2028             900,000         905,653        867,087

    Federal Home Loan Mortgage Corporation:
       6.5%, due 5/15/2028                                                      1,000,000         947,366        909,060
       6.0%, due 1/15/2018                                                      3,530,930       3,533,790      3,491,208
    Federal National Mortgage Association, 9%, due 4/01/2021                       13,478          14,056         14,081
    Government National Mortgage Association:
                                                                                      387             428            430
       11.5%, due 3/15/2015
                                                                                      668             738            739
       11.5%, due 4/15/2013
                                                                                      316             351            352
       11.5%, due 5/15/2015
                                                                                      870             963            962
       11.5%, due 8/15/2013
                                                                                  274,828         279,651        278,906
       6.38%, due 1/20/2026
    Headlands Mortgage Sec. Inc., 1997-5 A17, 7.25%, due 11/25/2027             1,800,000       1,797,822      1,789,308
    PNC Mortgage Securities Corp., 1998-7 1A13, 6.75%, due 9/25/2028              486,522         480,533        448,602
    PNC Mortgage Securities Corp., 1998-7 1A24, 7.25%, due 9/25/2028              956,868         963,037        887,792
    Residential Accredit Loans, 1997-QS8 A9, 7.375%, due 8/25/2027              1,000,000         999,858        991,560
                                                                                          -------------------------------
                                                                                               10,558,001     10,275,811
                                                                                          -------------------------------

TOTAL FIXED MATURITIES AVAILABLE-FOR-SALE                                                     $19,886,594    $18,998,215

                       SBM CERTIFICATE COMPANY (MINNESOTA)

                                DECEMBER 31, 1999


                                                                             NUMBER OF
NAME OF ISSUER AND TITLE OF ISSUE                                             SHARES     COST (a)(b)      VALUE (a)
-----------------------------------------------------------------------------------------------------------------------
EQUITY SECURITIES (d):
  INDUSTRIAL:

       Aluminum Company of America                                                  200     $    11,200    $    11,200

EQUITY SECURITIES (CONTINUED) (d):

  PUBLIC UTILITIES:
       Carolina Power & Light                                                       500          31,782         36,750
       Duquesne Light Co.                                                           400          10,800         11,525
       GTE Florida, Inc.                                                          1,500          25,875         28,500
       Entergy Louisiana, Inc.                                                      500          31,851         41,870
       Entergy New Orleans, Inc.                                                    600          31,902         42,012
       Illinois Power                                                               600          16,050         19,350
       Kansas City Power & Light Company                                            200          11,586         13,574
       Midamerican Energy Co.                                                       600          34,200         47,292
       Pacificorp                                                                   500          30,604         38,170
       Pennsylvania Power Co.                                                       200           8,838         14,302
       San Diego Gas & Electric Co.                                               4,000          46,000         49,000
                                                                                        -------------------------------
                                                                                                279,488        342,345
                                                                                        -------------------------------

TOTAL EQUITY SECURITIES                                                                         290,688        353,545
                                                                                        -------------------------------

TOTAL INVESTMENTS IN SECURITIES OF
UNAFFILIATED ISSUERS                                                                        $20,177,282    $19,351,760
                                                                                        ===============================




(a) See Note 1 to the financial statements regarding the determination of cost and fair value.
(b) The aggregate cost of investments in securities of unaffiliated issuers for federal income tax purposes was $20,502,683 at December 31, 1999.
(c)  These securities are redeemable preferred stocks.
(d)  These securities are non-redeemable preferred stock.

                       SBM Certificate Company (Minnesota)

                    SCHEDULE V - QUALIFIED ASSETS ON DEPOSIT

                                DECEMBER 31, 1999

                                                                              FIRST
                                                                             MORTGAGES
                                                                             AND OTHER
                                                                               FIRST
                                                            INVESTMENTS      LIENS ON
NAME OF DEPOSITARY                            CASH         IN SECURITIES    REAL ESTATE   OTHER          TOTAL
---------------------------------------------------------------------------------------------------------------------

State governmental authorities:
     Securities Department
       of Illinois                       $        --            $197,021    $    --      $  --         $   197,021
Central depositary:
   First Trust, National Association                          34,214,584                                34,214,584
                                         ----------------------------------------------------------------------------

Total qualified assets on deposit        $        --         $34,411,605    $    --      $  --         $34,411,605
                                         ============================================================================

                       SBM Certificate Company (Minnesota)

                       SCHEDULE VI - CERTIFICATE RESERVES

                           PART I - SUMMARY OF CHANGES

                          YEAR ENDED DECEMBER 31, 1999

                                      BALANCE AT BEGINNING OF YEAR                                          ADDITIONS
                          --------------------------------------------------------           ---------------------------------------

                                           NUMBER OF                         RESERVES
                                           ACCOUNTS                        (INCLUDING                       RESERVE
                                              WITH         AMOUNT OF         ADVANCE                      PAYMENTS BY     CHARGED
                                 IELD      SECURITY        MATURITY       PAYMENTS) WITH       CHARGED    CERTIFICATE     TO OTHER
                    Description PERCENT     HOLDERS          VALUE       ACCRUED INTEREST    TO INCOME      HOLDERS     ACCOUNTS (a)
------------------------------------------------------------------------------------------ ----------------------------------------
Reserves to mature,
 Installment certificates:
    Series 120                    2.75            13       $    77,000     $   274,118      $     9,509      $  1,533     $     --

    Series 220                    2.75            15            80,000         193,385            9,840         2,967           --

    Series 315                    2.66            34           125,400         164,047            5,520         5,020           --



Single payment certificates:
    Series 503                    2.50         2,721        31,099,099      30,754,255        1,514,191       162,027           --



Fully paid installment
 Certificates                     2.50           473         2,391,179       2,084,595           82,952            --       88,905


Optional settlement
certificates:
    Paid-up certificates          2.50            12             4,473           4,362              104            --           --
    Annuities                     3.00            55           575,011         589,938           19,677            --      137,593
Due to unlocated certificate
  Holders                         None            25             3,126           3,126               --            65           --
                                         ----------------------------------------------- -------------------------------------------
                                               3,348       $34,355,288     $34,067,826      $ 1,641,793      $171,612     $226,498
                                         =============================================== ===========================================

Total charged to income, per above                                                          $ 1,641,793

Less reserve recoveries from terminations
    prior to maturity                                                                           (26,719)
                                                                                         ----------------
Interest credited on certificate
  reserves, per statement of                                                                $ 1,615,074
  operations                                                                             ================

                                 Notes to Part I

(a) Transfer to/from other  certificate  reserves upon conversion.
(b) Direct interest payment to certificate holders.

                       SBM Certificate Company (Minnesota)

                     PART I - SUMMARY OF CHANGES (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1999

                                                     DEDUCTIONS                               BALANCE AT END OF YEAR
                                    --------------------------------------------- ------------------------------------------------
DESCRIPTION                                                                         NUMBER OF
                                                         CASH                       ACCOUNTS                      RESERVES
                                                      SURRENDERS                      WITH       AMOUNT OF   (INCLUDING ADVANCE
                                                       PRIOR TO         OTHER       SECURITY     MATURITY       PAYMENTS) WITH
                                        MATURITIES     MATURITY         (a)(b)      HOLDERS        VALUE       ACCRUED INTEREST
--------------------------------------------------------------------------------- ------------------------------------------------
 Reserves to mature,
 installment certificates:
    Series 120                         $       --      $   22,930     $  83,738          9     $    54,000       $   178,492
    Series 220                                 --              --            --         15          80,000           206,192
    Series 315                             16,973           6,883           825         26         102,300           149,906

Single payment certificates:
    Series 503                          2,460,428       2,727,692       156,806      2,281      28,800,914        27,085,547

Fully paid installment certificates            --         156,766       140,910        461       2,270,391         1,958,776

Optional settlement certificates:
    Paid-up certificates                    1,641             175         1,655          4           1,161               995
    Annuities                             213,621              --            --         50         519,876           533,587

Due to unlocated certificate                   --              --            --         28           3,191             3,191
holders
                                    --------------------------------------------- --------------------------------------------
    Total                              $2,692,663      $2,914,446     $ 383,934      2,874     $31,831,833       $30,116,686
                                    ============================================= ============================================

                       SBM Certificate Company (Minnesota)

            PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES
                           CLASSIFIED BY AGE GROUPINGS

                          YEAR ENDED DECEMBER 31, 1999

                                                               BALANCE AT BEGINNING OF YEAR
                                         --------------------------------------------------------------------------
                                                                NUMBER OF
                                          AGE GROUPING IN     ACCOUNTS WITH       AMOUNT OF          AMOUNT OF
                                               YEARS        SECURITY HOLDERS    MATURITY VALUE       RESERVES
                                         --------------------------------------------------------------------------
Series:
    120                                          23                 2                $  14,000         $  21,636

                                                 24                --                       --                --

                                                 31                 1                    5,000            13,509

                                                 33                 1                    6,000            16,617

                                                 34                 1                    6,000            17,789

                                                 35                 1                    3,000             9,659

                                                 36                 1                    6,000            21,208

                                                 37                 1                   10,000            41,739

                                                 38                 1                    5,000            21,727

                                                 39                 1                   10,000            46,118

                                                 40                 3                   12,000            57,742



Interest reserve                                                                                             303

Accrued interest payable                                                                                   6,071

                                                            -------------------------------------------------------
   Total                                                           13                $  77,000         $ 274,118
                                                            =======================================================

                       SBM Certificate Company (Minnesota)

            PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES
                     CLASSIFIED BY AGE GROUPINGS (CONTINUED)

Year Ended December 31, 1999

                                    DEDUCTIONS                              BALANCE AT END OF YEAR
                             ---------------------- ------------------------------------------------------------
                                  CASH                                  NUMBER OF
                               SURRENDERS                    AGE      ACCOUNTS WITH     AMOUNT OF
                                PRIOR TO                  GROUPING      SECURITY        MATURITY      AMOUNT OF
                                MATURITY       OTHER      IN YEARS       HOLDERS          VALUE       RESERVES
                             -----------------------------------------------------------------------------------
Series:
   120                          $    --        $   --       23                1          $ 6,000      $ 12,426

                                     --            --       24                1            8,000        10,807

                                     --            --       31                1            5,000        13,509

                                     --            --       33               --               --            --

                                     --            --       34                1            6,000        17,720

                                     --            --       35                1            6,000        18,904

                                     --        43,304       36                1            3,000        10,268

                                     --            --       37               --               --            --

                                     --            --       38                1            6,000        22,511

                                 22,930            --       39               --               --            --

                                     --        40,434       40                2           14,000        68,775



   Interest reserve                                                                                         --

   Accrued interest
     payable                                                                                             3,572
                     -----------------------------------             -------------------------------------------
       Total                   $ 22,930      $ 83,738                         9         $ 54,000     $ 178,492
                     ===================================             ===========================================

                       SBM Certificate Company (Minnesota)

            PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES
                     CLASSIFIED BY AGE GROUPINGS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1999

                                                               BALANCE AT BEGINNING OF YEAR
                                         -----------------------------------------------------------------------
                                                               NUMBER OF
                                           AGE GROUPING      ACCOUNTS WITH           AMOUNT OF        AMOUNT OF
                                             IN YEARS       SECURITY HOLDERS      MATURITY VALUE       RESERVES
                                         -----------------------------------------------------------------------
Series:
   220                                          22                 1                $  12,000         $  14,787

                                                23                --                       --                --

                                                27                 1                    4,000             7,688

                                                29                --                       --                --

                                                30                 1                    6,000            13,743

                                                31                 7                   35,000            87,423

                                                32                 3                   15,000            42,166

                                                33                 2                    8,000            23,169

                                                34                --                       --                --

     Interest reserve                                                                                        --

     Accrued interest payable                                                                             4,409
                                                            ------------------------------------------------------
       Total                                                      15                $  80,000         $ 193,385
                                                            ======================================================
Series:
   315                                           7                 1                $   2,200          $    836


                                                10                 1                    2,200             1,273

                                                11                 1                    5,500             3,536

                                                12                --                       --                --

                                                13                 4                   22,000            17,228

                                                14                 3                    8,800             7,673

                                                15                 8                   22,000            21,989

                                                16                 6                   23,100            28,212

                                                17                 1                    2,200             2,978

                                                18                 3                   13,200            19,873

                                                19                 6                   24,200            49,314

                                                20                --                       --                --

     Interest reserve                                                                                     7,195

     Accrued interest payable                                                                             3,940

                                                            ------------------------------------------------------
       Total                                                      34                $ 125,400         $ 164,047
                                                            ======================================================

                       SBM Certificate Company (Minnesota)

            PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES
                     CLASSIFIED BY AGE GROUPINGS (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1999

                                         DEDUCTIONS                            BALANCE AT END OF YEAR
                                   ---------------------- ------------------------------------------------------------
                                      CASH                                   NUMBER OF
                                   SURRENDERS                              ACCOUNTS WITH   AMOUNT OF
                                    PRIOR TO                AGE GROUPING      SECURITY     MATURITY       AMOUNT OF
                                    MATURITY       OTHER      IN YEARS        HOLDERS        VALUE        RESERVES
                                   ---------------------- ------------------------------------------------------------
Series:
220                                $     --      $     --        22              --        $     --       $     --

                                         --            --        23               1          12,000         16,086

                                         --            --        27              --             --

                                         --            --        29               1           4,000          8,524

                                         --            --        30              --              --             --

                                         --            --        31               1           6,000         14,659

                                         --            --        32               7          35,000         93,039

                                         --            --        33               3          15,000         46,069

                                         --            --        34               2           8,000         24,717

   Interest reserve

   Accrued interest payable                                                                                  3,098
                                   ----------------------               ------------------------------------------
     Total                         $     --      $     --                        15        $ 80,000       $206,192
                                   ======================               ==========================================

Series:
315                                $     --      $    836         7              --        $     --          $  --


                                         --            --        10              --              --             --

                                         --            --        11              --              --             --

                                         --            --        12               2           7,700          5,363

                                         --            --        13              --              --             --

                                      2,267            --        14               4          22,000         19,018

                                      4,616            --        15               1           2,200          2,098

                                         --            --        16               3           7,700          9,223

                                         --            --        17               7          25,300         33,771

                                         --            --        18              --              --             --

                                         --            --        19               3          22,000         44,932

                                         --            --        20               6          15,400         27,380


   Interest reserve                                                                                          3,382

   Accrued interest payable                                                                                  4,739
                                   ----------------------               ------------------------------------------
     Total                         $  6,883      $    836                        26        $102,300       $149,906
                                   ======================               ==========================================


                       SBM Certificate Company (Minnesota)

                SCHEDULE XII - VALUATION AND QUALIFYING ACCOUNTS

                                                               Additions
                                                       ------------------------
                                                                   Charged to
                                         Beginning of  Charged to     Other
              Description                    Year        Expense     Accounts           Deductions      End of Year
---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
 Valuation allowance on deferred tax assets:
    Year ended December 31:

      1999                               $  120,000       $140,981    $261,163 (1)                    $   522,144

      1998                               $  400,000                                  $ (280,000)(2)       120,000

      1997                               $  714,521                                  $ (314,521)(3)   $   400,000
---------------------------------------------------------------------------------------------------------------------

(1) The valuation allowance was increased as a result of establishing a full valuation allowance on deferred tax assets for unrealized losses on assets available-for-sale. The increase in valuation allowance resulted in a reduction of shareholders' equity.

(2) The capital loss carryover was utilized during 1998, and therefore the related valuation allowance was released.

(3) In the event that deferred tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the date of an acquisition, such benefits are applied to first reduce the balance of intangible assets related to the acquisition, and then income tax expense. As such, the Company reduced its valuation allowance with an offsetting reduction to goodwill. After goodwill was reduced to zero during 1997, the reduction in valuation allowance resulted in a reduction of income taxes.

Item 17 Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 27th day of December, 2000.

                                             SBM Certificate Company

                                             By: /s/ John J. Lawbaugh
                                                --------------------------------
                                                     John J. Lawbaugh
                                                     President

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the dates indicated:


Signature                              Capacity                                       Date

/s/ John J. Lawbaugh                   President, Treasurer, and Director             December 27, 2000
--------------------                   (Principal Executive, Financial, and
John J. Lawbaugh                       Accounting Officer)

/s/ Brian P. Smith                     Director and Secretary                         December 27, 2000
------------------
Brian P. Smith

*                                      Director
---------------------------
Iraline G. Barnes

*                                      Director
---------------------------
Kumar Barve

*                                      Director
---------------------------
Nancy Hopkinson

*                                      Director
---------------------------
Brian Murphy

*                                      Director
---------------------------
Marialice B.Williams


*By: /s/ John J. Lawbaugh
    ---------------------
         John J. Lawbaugh
         Attorney-in-Fact
         December 27, 2000

                                  EXHIBIT INDEX

EXHIBIT
-------

(3)(l)(i)           Certificate of Correction of Articles of
                    Incorporation of the Company

(5)                 Opinion of Griffin, Griffin, Tarby & Murphy, LLP

(10)(a) Administrative Services Agreement dated as of the 19th day of July 2000, by and between the Company and State Bond and Mortgage Company, L.L.C.

(23)(a)             Consent of Ernst & Young LLP dated
                    December 22, 2000